SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                               SCHEDULE 13D/A
                                    UNDER
                     THE SECURITIES EXCHANGE ACT OF 1934

                             (Amendment No. 3)*

                           McLEODUSA INCORPORATED
                              (Name of Issuer)

                            CLASS A COMMON STOCK
                       (Title of class of securities)

                                 582266 10 2
                               (CUSIP Number)

                               Mary Lee Sparks
                          2438 Campbell Road, N.W.
                        Albuquerque, New Mexico 87104
                                505-344-0494
               (Name, Address, and Telephone Number of person
              authorized to receive notices and communications)

                               January 26, 1999
           (Date of event which requires filing of this statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D/A, and is filing this schedule because of Rule 13d-1 (b)(3) or
   (4), check the following box:   [__].

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

   CUSIP No.   582266 10 2          13D/A                          Page 2


   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        Mary Lee Sparks

   2.   Check the appropriate box if a member of a group:       (a)   [x]
                                                                (b)   [_]

   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):                                         [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:            196,678   See Item 5.

   8.   Shared Voting Power:          332,209   See Item 5.

   9.   Sole Dispositive Power:       196,678   See Item 5.

   10.  Shared Dispositive Power:     332,209   See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                      528,887   See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                      [_]

   13.  Percent of Class represented by amount in Row (11):
                                      .8%  See Item 5.

   14.  Type of Reporting Person:     IN

   CUSIP No.   582266 10 2          13D/A                          Page 3



   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        Anne R. Whitten

   2.   Check the appropriate box if a member of a group:       (a)   [x]
                                                                (b)   [_]

   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):                                         [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:            192,359   See Item 5.

   8.   Shared Voting Power:                0   See Item 5.

   9.   Sole Dispositive Power:        22,359   See Item 5.

   10.  Shared Dispositive Power:     170,000   See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                      192,359   See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                      [_]

   13.  Percent of Class represented by amount in Row (11):
                                      0.3%      See Item 5.

   14.  Type of Reporting Person:     IN

   CUSIP No.   582266 10 2          13D/A                          Page 4



   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        Barbara S. Federico

   2.   Check the appropriate box if a member of a group:       (a)   [x]
                                                                (b)   [_]

   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):                                         [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:            242,360   See Item 5.

   8.   Shared Voting Power:                0   See Item 5.

   9.   Sole Dispositive Power:        22,360   See Item 5.

   10.  Shared Dispositive Power:     220,000   See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                      242,360   See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                      [_]

   13.  Percent of Class represented by amount in Row (11):
                                      0.4%      See Item 5.

   14.  Type of Reporting Person:     IN

   CUSIP No.   582266 10 2          13D/A                          Page 5


   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        John W. Sparks

   2.   Check the appropriate box if a member of a group:       (a)   [x]
                                                                (b)   [_]

   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):                                         [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:            242,360   See Item 5.

   8.   Shared Voting Power:                0   See Item 5.

   9.   Sole Dispositive Power:        22,360   See Item 5.

   10.  Shared Dispositive Power:     220,000   See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                      242,360   See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                      [_]

   13.  Percent of Class represented by amount in Row (11):
                                      0.4%      See Item 5.

   14.  Type of Reporting Person:     IN

   CUSIP No.   582266 10 2          13D/A                          Page 6


   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        Christina S. Duncan

   2.   Check the appropriate box if a member of a group:       (a)   [x]
                                                                (b)   [_]

   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):                                         [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:            242,359   See Item 5.

   8.   Shared Voting Power:                0   See Item 5.

   9.   Sole Dispositive Power:        22,359   See Item 5.

   10.  Shared Dispositive Power:     220,000   See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                      242,359   See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                      [_]

   13.  Percent of Class represented by amount in Row (11):
                                      0.4%      See Item 5.

   14.  Type of Reporting Person:     IN

   CUSIP No.   582266 10 2          13D/A                          Page 7



   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        Steven L. Grissom

   2.   Check the appropriate box if a member of a group:       (a)   [x]
                                                                (b)   [_]

   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):                                         [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:                7,056 See Item 5.

   8.   Shared Voting Power:          2,832,529 See Item 5.

   9.   Sole Dispositive Power:           7,056 See Item 5.

   10.  Shared Dispositive Power:     4,292,529 See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                      4,299,585 See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                      [_]

   13.  Percent of Class represented by amount in Row (11):
                                       6.8%     See Item 5.

   14.  Type of Reporting Person:     IN

   CUSIP No.   582266 10 2          13D/A                          Page 8



   Item 1.   Security and Issuer.

             This statement relates to the Class A Common Stock, $.01 par value (the "Common Stock"), of McLeodUSA Incorporated, a Delaware corporation (the "Company"), whose principal executive offices are located at 6400 C Street, S.W., P.O. Box 3177, Cedar Rapids, Iowa 52406-3177.

             This statement also relates to options granted to Richard A. Lumpkin and Steven L. Grissom to purchase Common Stock (see Item 3).

   Item 2.   Identity and Background.

             This statement is being filed by Mary Lee Sparks, individually and as trustee or settlor, Steven L. Grissom as trustee, Christina S. Duncan, individually and as trustee, Anne R. Whitten, individually and as trustee, Barbara S. Federico, individually and as trustee, and John W. Sparks, individually and as trustee, of the respective trusts listed opposite such person's name in Item 5 below, (each, a "Reporting Person").

             The name, residence or business address and present principal occupation or employment of each of the Former CCI Shareholders (as defined in Item 5 below), including the Reporting Persons, are set forth in Schedule A hereto. Similar information for each person who is a director or executive officer of The Lumpkin Foundation (the "Foundation") is also included in Schedule A. Each of the Former CCI Shareholders (including the Reporting Persons) is a citizen of the United States of America, except the Foundation, which is a not-for-profit corporation organized under the laws of Illinois. None of the Reporting Persons has and, to the knowledge of the Reporting Persons, none of the other Former CCI Shareholders nor any of the Foundation's directors or executive officers has, during the past five years, been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

   Item 3.   Source and Amount of Funds or Other Consideration.

             Except as indicated below, Mary Lee Sparks, individually, and trusts of which one or more of the respective Reporting Persons are trustees or settlor, as indicated in Item 5 below (the "Trusts"), acquired the shares of Common Stock set forth opposite each Reporting Person's name in Item 5 below in exchange for shares of common stock, Series A cumulative preferred shares and/or Series B cumulative preferred shares of Consolidated Communications Inc., an Illinois

   CUSIP No.   582266 10 2          13D/A                          Page 9



   corporation ("CCI"), on September 24, 1997 pursuant to an Agreement and Plan of Reorganization dated as of June 14, 1997 by and among CCI, the Company and Eastside Acquisition Co. (the "Merger Agreement"). A copy of the Merger Agreement was filed as Exhibit 2.2 to the Company's Current Report on Form 8-K filed June 26, 1997.

             On September 24, 1997, Steven L. Grissom was granted a four year employee stock option by the Company to purchase 25,000 shares of Common Stock, at a price of $24.50 per share. This option vests in four equal installments; the option with respect to the first 6,250 shares vested on September 24, 1998.

             On December 3, 1997, Richard A. Lumpkin was granted an employee stock option by the Company to purchase 40,000 shares of Common Stock at a price of $35.25 per share. This option vests in four equal installments; the option with respect to the first 10,000 shares vested on September 25, 1998.

             On December 22, 1997, Richard A. Lumpkin was granted an employee stock option by the Company to purchase 56,000 shares of Common Stock at a price of $34.50 per share. This option vests in four equal installments; the option with respect to the first 1,250 shares vested on December 22, 1998.

             On December 22, 1997, Steven L. Grissom was granted an employee stock option by the Company to purchase 5,000 shares of Common Stock at a price of $24.25 per share. This option vests in four equal installments; the option with respect to the first 1,250 shares will vest on October 12, 1999.

             On December 31, 1998, Richard A. Lumpkin was granted an employee stock option by the Company to purchase 40,000 shares of Common Stock at a price of $29.75 per share. This option vests in four equal installments; the option with respect to the first 10,000 shares will vest on December 31, 1999.

             Pursuant to the terms of the Richard A. Lumpkin 1993 Grantor Retained Annuity Trust of which Benjamin I. Lumpkin and Elizabeth A. Lumpkin were trustees, the Trust terminated on December 31, 1997, and one-half of the shares of Common Stock acquired by the Trust under the Merger Agreement were distributed to each of the Benjamin I. Lumpkin Holdback Trust under the Richard Anthony Lumpkin 1993 Grantor Retained Annuity Trust, and the Elizabeth A. Lumpkin Holdback Trust under the Richard Anthony Lumpkin 1993 Grantor Retained Annuity Trust, of which Benjamin I. Lumpkin and Elizabeth L. Celio are trustees.

             Pursuant to the terms of the Mary Lee Sparks 1993 Grantor Retained Annuity Trust of which each of the other Reporting Persons was a trustee, the Trust terminated on December 31, 1997, and the shares of Common Stock acquired by the Trust under the Merger

   CUSIP No.   582266 10 2          13D/A                          Page 10



   Agreement were distributed directly to the beneficiaries, as indicated in Item 5, below.

             Effective December 31, 1997, (i) Richard A. Lumpkin resigned as sole trustee of each of twelve trusts created under the Mary Green Lumpkin Gallo Trust Agreement dated December 29, 1989 (the "Gallo Trusts"), (ii) Bank One, Texas N.A. was appointed trustee of each Gallo Trust and (iii) Richard A. Lumpkin retained the power to direct the vote and investments by each Gallo Trust.

             Effective December 31, 1997, (i) Richard A. Lumpkin resigned as sole trustee of each of twelve Grandchildren's Trusts created under the Richard Adamson Lumpkin Trust Agreement dated September 5, 1980 (the "Grandchildren's Trusts"), (ii) Bank One, Texas N.A. was appointed trustee of each Grandchildren's Trust and (iii) Richard A. Lumpkin retained the power to direct the vote and investments by each Grandchildren's Trust. The Grandchildren's Trusts continue to hold an aggregate of 374,498 shares of Common Stock.

             On July 23, 1998, 311,127 shares of Common Stock were distributed, from the trust created under the Trust Agreement dated May 13, 1978 f/b/o Richard Anthony Lumpkin, to Gail Gawthrop Lumpkin, a beneficiary of that Trust.

             On September 11, 1998, Richard A. Lumpkin and Christina S. Duncan resigned as trustees under the Trust Agreement dated May 13, 1978 f/b/o Mary Lee Sparks, and Mary Lee Sparks and Steven L. Grissom became the trustees of that trust.

             On October 27, 1998, an aggregate of 1,820,000 shares of Common Stock were distributed by the Gallo Trusts to individual beneficiaries of the respective Trust. Concurrently, also on October 27, 1998, each of such beneficiaries contributed the shares received to one or more newly created charitable remainder unitrusts of which that person is sole trustee, as described under Item 5(c). On or about October 28, 1998, the trustees of the charitable remainder unitrusts named Steven L. Grissom as agent with respect to the sale of shares from those trusts. The Gallo Trusts continue to hold an aggregate of 1,701,112 shares.

             On November 13, 1998, Robert J. Currey resigned as a trustee under the six 1990 Personal Income Trusts established by Margaret L. Keon, the two 1990 Personal Income Trusts established by Richard Anthony Lumpkin and the four 1990 Personal Income Trusts established by Mary Lee Sparks, each dated April 20, 1990 (the "1990 Personal Income Trusts"), and Steven L. Grissom became a trustee of those trusts. On or about November 23, 1998, the trustees of the 1990 Personal Income Trusts named Richard A. Lumpkin as agent with respect to the sale of shares from those trusts.

   CUSIP No.   582266 10 2          13D/A                         Page 11



             On January 4, 1999, Steven L. Grissom acquired 806 shares of Common Stock at approximately $27.90 per share, pursuant to the Company's Employee Stock Purchase Plan.

   Item 4.   Purpose of Transaction.

             The Reporting Persons acquired the Common Stock for investment purposes. After the issuance of the Common Stock pursuant to the Merger Agreement, Richard A. Lumpkin and Robert J. Currey, who were previously directors and executive officers of CCI, were elected directors and executive officers of the Company. Subject to the restrictions on disposition of Common Stock which is subject to the provisions of the Stockholders' Agreements described below, any or all of the shares of Common Stock beneficially owned by each Reporting Person may be sold or otherwise disposed of from time to time. None of the Reporting Persons has any other plans or proposals which relate to or would result in any of the matters enumerated in paragraphs (a) through (j) of Item 4 of Schedule 13D. See Item 6 below for a description of the Stockholders' Agreements.

   Item 5.   Interest in Securities of Issuer.

             (a) Individually and as trustee or settlor of the respective Trusts set forth opposite such Reporting Person's name below, Mary Lee Sparks beneficially owns an aggregate of 528,887 shares of Common Stock, which represents approximately .8 percent of the 63,545,925 shares of Common Stock reported by the Company as outstanding on January 5, 1999. As trustee of the respective Trust indicated opposite such Reporting Person's name below, Steven L. Grissom beneficially owns an aggregate of 4,299,585 shares of Common Stock (including 6,250 shares of Common Stock issuable upon the exercise of Mr. Grissom's employee stock option that is exercisable within 60 days), which represents approximately 6.8 percent of the shares of Common Stock outstanding on January 5, 1999. Individually and as trustee of the respective Trusts set forth opposite such Reporting Person's name below, Anne R. Whitten beneficially owns an aggregate of 192,359 shares of Common Stock, which represents approximately 0.3 percent of the shares of Common Stock outstanding on January 5, 1999. Barbara S. Federico beneficially owns an aggregate of 242,360 shares of Common Stock, which represents approximately 0.4 percent of the shares of Common Stock outstanding on January 5, 1999. Christina S. Duncan beneficially owns an aggregate of 242,359 shares of Common Stock, which represents approximately 0.4 percent of the number of shares of Common Stock outstanding on January 5, 1999. John
   W. Sparks beneficially owns an aggregate of 242,360 shares of Common Stock, which represents approximately 0.4 percent of the shares of Common Stock outstanding on January 5, 1999.

             The former shareholders of CCI who acquired shares of Common Stock pursuant to the Merger Agreement or who, as described below, received distributions of shares of Common Stock prior to September

   CUSIP No.   582266 10 2          13D/A                         Page 12



   25, 1998 (collectively, the "Former CCI Shareholders"), MHC Investment Company, successor by merger to MWR Investments Inc., ("MHC"), Midwest Capital Group, Inc., IES Investments Inc. ("IES"), Clark E. McLeod and Mary E. McLeod, (collectively, the "1997 Principal Stockholders"), are parties to a Stockholders' Agreement dated as of June 14, 1997 and effective September 24, 1997, as amended by Amendment No. 1 to Stockholders' Agreement dated as of September 19, 1997 (the "1997 Stockholders' Agreement") and, accordingly, comprise a group (the "Stockholder Group") within the meaning of Section 13(d)(3) of the Exchange Act. Collectively, insofar as is known to the Reporting Persons, the 1997 Principal Stockholders beneficially own a total of 33,837,667 shares of Common Stock, which represents 53.4 percent of such shares of Common Stock outstanding on January 5, 1999. In addition, IES Investments Inc., Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin, Gail G. Lumpkin and certain former CCI shareholders and certain permitted transferees of former CCI shareholders(collectively, the "1998 Principal Stockholders") are, together with the Company, parties to a Stockholders' Agreement, dated as of November 18, 1998 (the "1998 Stockholders' Agreement"). On January 7, 1999 the Company, IES Inestments Inc., Clark E. McLeod
   Mary E. McLeod, Richard A. Lumpkin and Gail G. Lumpkin entered into a Stockholders' Agreement with M/C Investors L.L.C. and
   Media/ Communications Partners III Limited Partnership (the "1999 Stockholders' Agreement") and, together with the 1997 Stockholders' Agreement and the 1998 Stockholders' Agreement, the "Stockholders' Agreements"). On or about January 26, 1999, the other former CCI shareholders who are parties to the 1998 Stockholders' Agreement, along with certain permitted transferees, also became parties to the 1999 Stockholders' Agreement.

             The following table sets forth information regarding the shares of Common Stock beneficially owned by the 1997 Principal Stockholders (including the Reporting Persons). Separately set forth below are shares beneficially owned by the Reporting Persons and others, which shares are not subject to the terms of the Stockholders' Agreements. Except as indicated, beneficial ownership by the Former CCI Shareholders reflects their status as trustees of the respective trusts set forth opposite their names in the table. The information shown in the table with respect to each 1997 Principal Stockholder who is not a Former CCI Shareholder (the "Other 1997 Principal Stockholders") is based on the most recent Schedule 13D or Amendment thereto filed by such person that has come to the attention of the Reporting Persons. Reference is made to such filings for further information as to such Other 1997 Principal Stockholders.

     CUSIP No.   582266 10 2          13D/A                         Page 13


            Reporting Person                                               Voting and       Number of       Percent of
            and Other Former                                              Dispositive       Shares of       Outstanding
            CCI Shareholders                       Trust                     Powers       Common Stock     Common Stock
            ----------------                       -----                  -----------     ------------     ------------
       Gail Gawthrop Lumpkin         N/A                                      Sole           311,127            0.5


       Mary Lee Sparks and Steven    Trust Agreement dated May 13,           Shared          332,209            0.5
       L. Grissom                             1978 f/b/o Mary Lee
                                              Sparks

       Bank One, Texas NA; Richard   Richard Adamson Lumpkin                 Shared          23,403            0.00
       A. Lumpkin (power to direct            Grandchildren's Trust
       vote and investments)                  dated 9/5/80 f/b/o
                                              Joseph John Keon III

       Bank One, Texas NA; Richard   Richard Adamson Lumpkin                 Shared          23,403            0.00
       A. Lumpkin (power to direct            Grandchildren's Trust
       vote and investments)                  dated 9/5/80 f/b/o
                                              Katherine Stoddert Keon

       Bank One, Texas NA; Richard   Richard Adamson Lumpkin                 Shared          23,403            0.00
       A. Lumpkin (power to direct            Grandchildren's Trust
       vote and investments)                  dated 9/5/80 f/b/o Lisa
                                              Anne Keon

       Bank One, Texas NA; Richard   Richard Adamson Lumpkin                 Shared          23,403            0.00
       A. Lumpkin (power to direct            Grandchildren's Trust
       vote and investments)                  dated 9/5/80 f/b/o
                                              Margaret Lynley Keon

       Bank One, Texas NA; Richard   Richard Adamson Lumpkin                 Shared          23,403            0.00
       A. Lumpkin (power to direct            Grandchildren's Trust
       vote and investments)                  dated 9/5/80 f/b/o
                                              Pamela Keon Vitale

       Bank One, Texas NA; Richard   Richard Adamson Lumpkin                 Shared          23,403            0.00
       A. Lumpkin (power to direct            Grandchildren's Trust
       vote and investments)                  dated 9/5/80 f/b/o Susan
                                              Tamara Keon DeWyngaert

       Bank One, Texas NA; Richard   Richard Adamson Lumpkin                 Shared          54,688             0.1
       A. Lumpkin (power to direct            Grandchildren's Trust
       vote and investments)                  dated 9/5/80 f/b/o
                                              Benjamin Iverson Lumpkin

       Bank One, Texas NA; Richard   Richard Adamson Lumpkin                 Shared          54,688             0.1
       A. Lumpkin (power to direct            Grandchildren's Trust
       vote and investments)                  dated 9/5/80 f/b/o
                                              Elizabeth Arabella
                                              Lumpkin

     CUSIP No.   582266 10 2          13D/A                         Page 14



            Reporting Person                                               Voting and       Number of       Percent of
            and Other Former                                              Dispositive       Shares of       Outstanding
            CCI Shareholders                       Trust                     Powers       Common Stock     Common Stock
            ----------------                       -----                  -----------     ------------     ------------

       Bank One, Texas NA; Richard   Richard Adamson Lumpkin                 Shared          31,176             0.1
       A. Lumpkin (power to direct            Grandchildren's Trust
       vote and investments)                  dated 9/5/80 f/b/o Anne
                                              Romayne Sparks

       Bank One, Texas NA; Richard   Richard Adamson Lumpkin                 Shared          31,176             0.1
       A. Lumpkin (power to direct            Grandchildren's Trust
       vote and investments)                  dated 9/5/80 f/b/o
                                              Barbara Lee Sparks
       Bank One, Texas NA; Richard   Richard Adamson Lumpkin                 Shared          31,176             0.1
       A. Lumpkin (power to direct            Grandchildren's Trust
       vote and investments)                  dated 9/5/80 f/b/o
                                              Christina Louise Sparks


       Bank One, Texas NA; Richard   Richard Adamson Lumpkin                 Shared          31,176             0.1
       A. Lumpkin (power to direct            Grandchildren's Trust
       vote and investments)                  dated 9/5/80 f/b/o John
                                              Woodruff Sparks

       Bank One, Texas NA; Richard   Trust named for Joseph John Keon        Shared          169,891            0.3
       A. Lumpkin (power to direct            III created under the
       vote and investments)                  Mary Green Lumpkin Gallo
                                              Trust Agreement dated
                                              December 29, 1989

       Bank One, Texas NA; Richard   Trust named for Katherine               Shared          169,891            0.3
       A. Lumpkin (power to direct            Stoddert Keon created
       vote and investments)                  under the Mary Green
                                              Lumpkin Gallo Trust
                                              Agreement dated
                                              December 29, 1989

       Bank One, Texas NA; Richard   Trust named for Lisa Anne Keon          Shared           54,891            0.1
       A. Lumpkin (power to direct            created under the Mary
       vote and investments)                  Green Lumpkin Gallo
                                              Trust Agreement dated
                                              December 29, 1989

       Bank One, Texas NA; Richard   Trust named for Margaret Lynley         Shared          154,891            0.2
       A. Lumpkin (power to direct            Keon created under the
       vote and investments)                  Mary Green Lumpkin Gallo
                                              Trust Agreement dated
                                              December 29, 1989

     CUSIP No.   582266 10 2          13D/A                         Page 15



            Reporting Person                                               Voting and       Number of       Percent of
            and Other Former                                              Dispositive       Shares of       Outstanding
            CCI Shareholders                       Trust                     Powers       Common Stock     Common Stock
            ----------------                       -----                  -----------     ------------     ------------

       Bank One, Texas NA; Richard   Trust named for Pamela Keon             Shared          154,891            0.2
       A. Lumpkin (power to direct            Vitale created under the
       vote and investments)                  Mary Green Lumpkin Gallo
                                              Trust Agreement dated
                                              December 29, 1989

       Bank One, Texas NA; Richard   Trust named for Susan Tamara Keon       Shared          154,891            0.2
       A. Lumpkin (power to direct            created under the Mary
       vote and investments)                  Green Lumpkin Gallo
                                              Trust Agreement dated
                                              December 29, 1989

       Bank One, Texas NA; Richard   Trust named for Benjamin Iverson        Shared          308,965            0.5
       A. Lumpkin (power to direct            Lumpkin created under
       vote and investments)                  the Mary Green Lumpkin
                                              Gallo Trust Agreement
                                              dated December 29, 1989

       Bank One, Texas NA; Richard   Trust named for Elizabeth               Shared          308,965            0.5
       A. Lumpkin (power to direct            Arabella Lumpkin created
       vote and investments)                  under the Mary Green
                                              Lumpkin Gallo Trust
                                              Agreement dated
                                              December 29, 1989

       Bank One, Texas NA; Richard   Trust named for Anne Romayne            Shared          93,459             0.2
       A. Lumpkin (power to direct            Sparks created under the
       vote and investments)                  Mary Green Lumpkin Gallo
                                              Trust Agreement dated
                                              December 29, 1989

       Bank One, Texas NA; Richard   Trust named for Barbara Lee             Shared          43,459             0.1
       A. Lumpkin (power to direct            Sparks created under the
       vote and investments)                  Mary Green Lumpkin Gallo
                                              Trust Agreement dated
                                              December 29, 1989

       Bank One, Texas NA; Richard   Trust named for Christina Louise        Shared          43,459             0.1
       A. Lumpkin (power to direct            Sparks created under the
       vote and investments)                  Mary Green Lumpkin Gallo
                                              Trust Agreement dated
                                              December 29, 1989

     CUSIP No.   582266 10 2          13D/A                         Page 16



            Reporting Person                                               Voting and       Number of       Percent of
            and Other Former                                              Dispositive       Shares of       Outstanding
            CCI Shareholders                       Trust                     Powers       Common Stock     Common Stock
            ----------------                       -----                  -----------     ------------     ------------

       Bank One, Texas NA; Richard   Trust named for John Woodruff           Shared          43,459             0.1
       A. Lumpkin (power to direct            Sparks created under the
       vote and investments)                  Mary Green Lumpkin Gallo
                                              Trust Agreement dated
                                              December 29, 1989

       Benjamin I. Lumpkin and       Benjamin I. Lumpkin HoldbackTrust       Shared          48,328             0.1
       Elizabeth L. Celio                     under the Richard
                                              Anthony Lumpkin 1993
                                              Grantor Retained Annuity
                                              Trust

       Benjamin I. Lumpkin and       Elizabeth A. Lumpkin Holdback           Shared          48,328             0.1
       Elizabeth L. Celio                     Trust under the Richard
                                              Anthony Lumpkin 1993
                                              Grantor Retained Annuity
                                              Trust

       Mary Lee Sparks               N/A                                      Sole           196,678            0.3

       Anne R. Whitten               N/A                                      Sole           22,359            0.00
       Barbara L. Federico           N/A                                      Sole           22,360            0.00

       Christina L. Duncan           N/A                                      Sole           22,359            0.00

       John W. Sparks                N/A                                      Sole           22,360            0.00

       Margaret L. Keon (settlor     Margaret Lumpkin Keon Trust dated        Sole           506,461            0.8
       and trustee)                           May 13, 1978

       Pamela K. Vitale and Joseph   Joseph J. Keon, III Holdback            Shared          16,057            0.00
       J. Keon III                            Trust under Margaret L.
                                              Keon 1993 Grantor
                                              Retained Annuity Trust

       Pamela K. Vitale and Joseph   Katherine S. Keon Holdback Trust        Shared          16,057            0.00
       J. Keon III                            under Margaret L. Keon
                                              1993 Grantor Retained
                                              Annuity Trust

       Pamela K. Vitale              N/A                                      Sole           16,058            0.00

       Liese A. Keon                 N/A                                      Sole           16,058            0.00

       Susan T. DeWyngaert           N/A                                      Sole           16,058            0.00

       Margaret Lynley Keon          N/A                                      Sole           16,058            0.00

     CUSIP No.   582266 10 2          13D/A                         Page 17



            Reporting Person                                               Voting and       Number of       Percent of
            and Other Former                                              Dispositive       Shares of       Outstanding
            CCI Shareholders                       Trust                     Powers       Common Stock     Common Stock
            ----------------                       -----                  -----------     ------------     ------------

       Steven L. Grissom and David   Margaret L. Keon 1990 Personal          Shared          75,037             0.1
       R. Hodgman;                            Income Trust for the
       Richard A. Lumpkin (power              Benefit of Joseph John
       to direct sale of shares)              Keon III dated April 20,
                                              1990

       Steven L. Grissom and David   Margaret L. Keon 1990 Personal          Shared          75,037             0.1
       R. Hodgman; Richard A.                 Income Trust for the
       Lumpkin (power to direct               Benefit of Katherine
       sale of shares)                        Stoddert Keon dated
                                              April 20, 1990

       Steven L. Grissom and David   Margaret L. Keon 1990 Personal          Shared          75,037             0.1
       R. Hodgman; Richard A.                 Income Trust for the
       Lumpkin (power to direct               Benefit of Lisa Anne
       sale of shares)                        Keon dated April 20,
                                              1990

       Steven L. Grissom and David   Margaret L. Keon 1990 Personal          Shared          75,037             0.1
       R. Hodgman; Richard A.                 Income Trust for the
       Lumpkin (power to direct               Benefit of Margaret
       sale of shares)                        Lynley Keon dated April
                                              20, 1990

       Steven L. Grissom and David   Margaret L. Keon 1990 Personal          Shared          75,037             0.1
       R. Hodgman; Richard A.                 Income Trust for the
       Lumpkin (power to direct               Benefit of Pamela Keon
       sale of shares)                        Vitale dated April 20,
                                              1990

       Steven L. Grissom and David   Margaret L. Keon 1990 Personal          Shared          75,037             0.1
       R. Hodgman; Richard A.                 Income Trust for the
       Lumpkin (power to direct               Benefit of Susan Tamara
       sale of shares)                        Keon  DeWyngaert dated
                                              April 20, 1990

       Steven L. Grissom and David   Richard Anthony Lumpkin 1990            Shared          724,601            1.2
       R. Hodgman; Richard A.                 Personal Income Trust
       Lumpkin (power to direct               for the Benefit of
       sale of shares)                        Benjamin Iverson Lumpkin
                                              dated April 20, 1990

     CUSIP No.   582266 10 2          13D/A                         Page 18



            Reporting Person                                               Voting and       Number of       Percent of
            and Other Former                                              Dispositive       Shares of       Outstanding
            CCI Shareholders                       Trust                     Powers       Common Stock     Common Stock
            ----------------                       -----                  -----------     ------------     ------------

       Steven L. Grissom and David   Richard Anthony Lumpkin 1990            Shared          724,601            1.2
       R. Hodgman; Richard A.                 Personal Income Trust
       Lumpkin (power to direct               for the Benefit of
       sale of shares)                        Elizabeth Arabella
                                              Lumpkin dated April 20,
                                              1990

       Steven L. Grissom and David   Mary Lee Sparks 1990 Personal           Shared          150,224            0.2
       R. Hodgman; Richard A.                 Income Trust for the
       Lumpkin (power to direct               Benefit of Anne Romayne
       sale of shares)                        Sparks dated April 20,
                                              1990

       Steven L. Grissom and David   Mary Lee Sparks 1990 Personal           Shared          150,224            0.2
       R. Hodgman; Richard A.                 Income Trust for the
       Lumpkin (power to direct               Benefit of Barbara Lee
       sale of shares)                        Sparks dated April 20,
                                              1990

       Steven L. Grissom and David   Mary Lee Sparks 1990 Personal           Shared          150,224            0.2
       R. Hodgman; Richard A.                 Income Trust for the
       Lumpkin (power to direct               Benefit of Christina
       sale of shares)                        Louise Sparks dated
                                              April 20, 1990

       Steven L. Grissom and David   Mary Lee Sparks 1990 Personal           Shared          150,224            0.2
       R. Hodgman; Richard A.                 Income Trust for the
       Lumpkin (power to direct               Benefit of John Woodruff
       sale of shares)                        Sparks dated April 20,
                                              1990

       Bank One, Texas NA; Richard   Richard Anthony Lumpkin Trust           Shared           1,822            0.00
       A. Lumpkin                             under the Trust
       n (power to direct vote and            Agreement dated February
       investments)                           6, 1970

       Bank One, Texas NA; Richard   Margaret Anne Keon Trust under          Shared          60,619             0.1
       A. Lumpkin (power to direct            the Trust Agreement
       vote and investments)                  dated February 6, 1970

       Bank One, Texas NA;           Mary Lee Sparks Trust under the         Shared          107,030            0.2
       Richard A. Lumpkin (power              Trust Agreement dated
       to direct vote  and                    February 6, 1970
       investments)

       The Lumpkin Foundation        N/A                                      Sole           189,280            0.3

     CUSIP No.   582266 10 2          13D/A                         Page 19



            Reporting Person                                               Voting and       Number of       Percent of
            and Other Former                                              Dispositive       Shares of       Outstanding
            CCI Shareholders                       Trust                     Powers       Common Stock     Common Stock
            ----------------                       -----                  -----------     ------------     ------------

       Richard A. Lumpkin            N/A                                      Sole         11,250 (1)          0.00

       Steven L. Grissom             N/A                                      Sole          7,056 (2)          0.00

   (1) Consists of 11,250 shares underlying presently exercisable option.

   (2)  Includes 6,250 shares underlying presently exercisable option.

   The following shares of Common Stock are beneficially owned by the Other 1997 Principal Stockholders:

                                                              Voting and           Number of              Percent of
              Other Principal                                Dispositive           Shares of              Outstanding
               Stockholders                 Trust               Powers            Common Stock           Common Stock
              ---------------               -----            -----------          ------------           ------------
       Clark E. McLeod and Mary              N/A               Sole and             9,330,734                14.8
       E. McLeod                                                Shared

       IES Investments, Inc.                 N/A                 Sole              10,245,457                16.2

       MHC Investment Company                N/A                 Sole               6,976,116                11.0


             In addition to the shares of Common Stock listed above that are held subject to the 1997 Stockholders Agreement, the 1998 Stockholders Agreement or both, the following shares, which were transferred after September 24, 1998 are not subject to the provisions of either the 1997 Stockholders' Agreement or the 1998 Stockholders'
   Agreement:

<CAPTIION>
                                                                           Voting and       Number of       Percent of
                                                                          Dispositive       Shares of       Outstanding
            Reporting Person                       Trust                     Powers       Common Stock     Common Stock
            ----------------                       -----                  -----------     ------------     ------------
       Benjamin I. Lumpkin; Steven   Benjamin I. Lumpkin 1998 NIM-CRUT    Sole; Shared       70,000             0.1
       L. Grissom (power to direct            dated October 27, 1998
       sale of shares)

       Elizabeth L. Celio; Steven    Elizabeth L. Celio 1998 NIM-CRUT     Sole; Shared       70,000             0.1
       L. Grissom (power to direct            dated October 27, 1998
       sale of shares)

     CUSIP No.   582266 10 2          13D/A                         Page 20



                                                                           Voting and       Number of       Percent of
                                                                          Dispositive       Shares of       Outstanding
            Reporting Person                       Trust                     Powers       Common Stock     Common Stock
            ----------------                       -----                  -----------     ------------     ------------

       Joseph J. Keon III; Steven    Joseph J. Keon III 1998 CRUT         Sole; Shared       55,000             0.1
       L. Grissom (power to direct            dated October 27, 1998
       sale of shares)

       Katherine S. Keon; Steven     Katherine S. Keon 1998 CRUT dated    Sole; Shared       55,000             0.1
       L. Grissom (power to direct            October 27, 1998
       sale of shares)

       Margaret Lynley Keon;         Margaret Lynley Keon 1998            Sole; Shared       70,000             0.1
       Steven L. Grissom (power to            NIM-CRUT dated
       direct sale of shares)                 October 27, 1998

       Susan K. DeWyngaert; Steven   Susan K. DeWyngaert 1998 Spouse      Sole; Shared       70,000             0.1
       L. Grissom (power to direct            CRUT dated October 27,
       sale of shares)                        1998

       Pamela K. Vitale; Steven L.   Pamela K. Vitale 1998 Spouse CRUT    Sole; Shared       70,000             0.1
       Grissom (power to direct               dated October 27, 1998
       sale of shares)

       Liese A. Keon; Steven L.      Liese A. Keon 1998 CRUT dated        Sole; Shared      170,000             0.3
       Grissom (power to direct               October 27, 1998
       sale of shares)

       Barbara S. Federico; Steven   Barbara S. Federico 1998 Spouse      Sole; Shared       220,000            0.3
       L. Grissom (power to direct            CRUT dated October 27,
       sale of shares)                        1998

       Anne S. Whitten; Steven L.    Anne S. Whitten 1998 Spouse          Sole; Shared       170,000            0.3
       Grissom (power to direct               NIM-CRUT dated
       sale of shares)                        October 27, 1998

       John W. Sparks; Steven L.     John W. Sparks 1998 Spouse           Sole; Shared       64,077             0.1
       Grissom (power to direct               NIM-CRUT dated
       sale of shares)                        October 27, 1998

       John W. Sparks; Steven L.     John W. Sparks 1998 Spouse CRUT      Sole; Shared       155,923            0.2
       Grissom (power to direct               dated October 27, 1998
       sale of shares)

       Christina S. Duncan; Steven   Christina S. Duncan 1998 Spouse      Sole; Shared       220,000            0.3
       L. Grissom (power to direct            CRUT dated October 27,
       sale of shares)                        1998


                      (b) The number of shares of Common Stock which Mary Lee Sparks has:

        (i)  sole power to vote or direct the vote               196,678

   CUSIP No.   582266 10 2          13D/A                         Page 21



        (ii) shared power to vote or direct the vote             332,209

        (iii)   sole power to dispose or direct the disposition  196,678

        (iv) shared power to dispose or direct the disposition   332,209

                  The number of shares of Common Stock which Anne R.
   Whitten has:

        (i)  sole power to vote or direct the vote               192,359

        (ii) shared power to vote or direct the vote                   0

        (iii)   sole power to dispose or direct the disposition   22,359

        (iv) shared power to dispose or direct the disposition   170,000

                  The number of shares of Common Stock which Barbara S. Federico has:

        (i)  sole power to vote or direct the vote               242,360

        (ii) shared power to vote or direct the vote                   0

        (iii)   sole power to dispose or direct the disposition   22,360

        (iv) shared power to dispose or direct the disposition   220,000

                  The number of shares of Common Stock which John W.
   Sparks has:

        (i)  sole power to vote or direct the vote               242,360

        (ii) shared power to vote or direct the vote                   0

        (iii) sole power to dispose or direct the disposition     22,360

        (iv) shared power to dispose or direct the disposition   220,000

                  The number of shares of Common Stock which Christina S. Duncan has:

        (i)  sole power to vote or direct the vote               242,359

        (ii) shared power to vote or direct the vote                   0

        (iii) sole power to dispose or direct the disposition     22,359

   CUSIP No.   582266 10 2          13D/A                         Page 22



        (iv) shared power to dispose or direct the disposition   220,000

                  The number of shares of Common Stock which Steven L. Grissom has:

        (i)  sole power to vote or direct the vote                 7,056

        (ii) shared power to vote or direct the vote           2,832,529

        (iii) sole power to dispose or direct the disposition      7,056

        (iv) shared power to dispose or direct the disposition 4,292,529

             (c) The Reporting Persons and other Former CCI Shareholders acquired an aggregate of 8,488,596 shares of Common Stock as set forth in the table in Item 5(a) above on September 24, 1997, pursuant to the Merger Agreement. Effective December 31, 1997, an aggregate of 282,440 shares of the Common Stock were distributed upon termination of three 1993 Grantor Retained Annuity Trusts to certain Former CCI Shareholders as follows:

                                                      Number of
                   Distributing Trust                  Shares                            Distributee
                   ------------------                ---------                           -----------
       Richard Anthony Lumpkin 1993 Grantor            48,328      Benjamin I. Lumpkin Holdback Trust under the Richard
       Retained Annuity Trust                                      Anthony Lumpkin 1993 Grantor Retained Annuity Trust

       Richard Anthony Lumpkin 1993 Grantor            48,328      Elizabeth A. Lumpkin Holdback Trust under the Richard
       Retained Annuity Trust                                      Anthony Lumpkin 1993 Grantor Retained Annuity Trust

       Mary Lee Sparks 1993 Grantor Retained           22,359      Anne R. Whitten
       Annuity Trust

       Mary Lee Sparks 1993 Grantor Retained           22,360      Barbara L. Federico
       Annuity Trust

       Mary Lee Sparks 1993 Grantor Retained           22,359      Christina L. Duncan
       Annuity Trust

       Mary Lee Sparks 1993 Grantor Retained           22,360      John W. Sparks
       Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,057      Joseph J. Keon, III Holdback Trust under the
       Annuity Trust                                               Margaret L. Keon 1993 Grantor Retained Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,057      Katherine S. Keon Holdback Trust under the Margaret L.
       Annuity Trust                                               Keon 1993 Grantor Retained Annuity Trust

     CUSIP No.   582266 10 2          13D/A                         Page 23



                                                     Number of
                   Distributing Trust                  Shares                            Distributee
                   ------------------                ---------                           -----------

       Margaret L. Keon 1993 Grantor Retained          16,058      Pamela K. Vitale
       Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,058      Liese A. Keon
       Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,058      Susan T. DeWyngaert
       Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,058      Margaret Lynley Keon
       Annuity Trust

            Between November 24, 1998 and December 1, 1998, the 1990 Personal Income Trusts sold an aggregate of 51,800 shares of Common Stock in market transactions pursuant to Rule 144 under the Securities Act of 1933 (the "Securities Act"). These transactions are further described below:

                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------
       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          490              33.75
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Joseph John Keon III dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          341              33.94
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Joseph John Keon III dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          816              33.88
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Joseph John Keon III dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          653              34.25
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Joseph John Keon III dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          490              33.75
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Katherine Stoddert Keon dated
       of shares)                      April 20, 1990

     CUSIP No.   582266 10 2          13D/A                         Page 24


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          341              33.94
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Katherine Stoddert Keon dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          816              33.88
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Katherine Stoddert Keon dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          653              34.25
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Katherine Stoddert Keon dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          490              33.75
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Lisa Anne Keon dated April 20,
       of shares)                      1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          341              33.94
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Lisa Anne Keon dated April 20,
       of shares)                      1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          816              33.88
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Lisa Anne Keon dated April 20,
       of shares)                      1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          653              34.25
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Lisa Anne Keon dated April 20,
       of shares)                      1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          490              33.75
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Margaret Lynley Keon dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          341              33.94
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Margaret Lynley Keon dated
       of shares)                      April 20, 1990

     CUSIP No.   582266 10 2          13D/A                         Page 25



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          816              33.88
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Margaret Lynley Keon dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          653              34.25
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Margaret Lynley Keon dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          440              33.75
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Pamela Keon Vitale dated April
       of shares)                      20, 1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          306              33.94
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Pamela Keon Vitale dated April
       of shares)                      20, 1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          736              33.88
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Pamela Keon Vitale dated April
       of shares)                      20, 1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/24/98          588              34.25
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Pamela Keon Vitale dated April
       of shares)                      20, 1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/25/98          115              33.25
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Pamela Keon Vitale dated April
       of shares)                      20, 1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/25/98          115              33.75
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Pamela Keon Vitale dated April
       of shares)                      20, 1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/25/98          720              33.25
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Susan Tamara Keon DeWyngaert
       of shares)                      dated April 20, 1990

     CUSIP No.   582266 10 2          13D/A                         Page 26



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    11/25/98          715              33.75
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Susan Tamara Keon DeWyngaert
       of shares)                      dated April 20, 1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    12/01/98          291              30.38
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Susan Tamara Keon DeWyngaert
       of shares)                      dated April 20, 1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    12/01/98          298              30.25
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Susan Tamara Keon DeWyngaert
       of shares)                      dated April 20, 1990

       Steven L. Grissom and David     Margaret L. Keon 1990 Personal    12/01/98          276              30.38
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Susan Tamara Keon DeWyngaert
       of shares)                      dated April 20, 1990

       Steven L. Grissom and David     Richard Anthony Lumpkin 1990      11/24/98          2,152            33.75
       R. Hodgman; Richard A.          Personal Income Trust for the
       Lumpkin (power to direct sale   Benefit of Benjamin Iverson
       of shares)                      Lumpkin dated April 20, 1990

       Steven L. Grissom and David     Richard Anthony Lumpkin 1990      11/24/98          1,493            33.94
       R. Hodgman; Richard A.          Personal Income Trust for the
       Lumpkin (power to direct sale   Benefit of Benjamin Iverson
       of shares)                      Lumpkin dated April 20, 1990

       Steven L. Grissom and David     Richard Anthony Lumpkin 1990      11/24/98          3,586            33.88
       R. Hodgman; Richard A.          Personal Income Trust for the
       Lumpkin (power to direct sale   Benefit of Benjamin Iverson
       of shares)                      Lumpkin dated April 20, 1990

       Steven L. Grissom and David     Richard Anthony Lumpkin 1990      11/24/98          2,869            34.25
       R. Hodgman; Richard A.          Personal Income Trust for the
       Lumpkin (power to direct sale   Benefit of Benjamin Iverson
       of shares)                      Lumpkin dated April 20, 1990

       Steven L. Grissom and David     Richard Anthony Lumpkin 1990      11/24/98          248              33.75
       R. Hodgman; Richard A.          Personal Income Trust for the
       Lumpkin (power to direct sale   Benefit of Elizabeth Arabella
       of shares)                      Lumpkin dated April 20, 1990

     CUSIP No.   582266 10 2          13D/A                         Page 27



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Steven L. Grissom and David     Richard Anthony Lumpkin 1990      11/24/98          172              33.94
       R. Hodgman; Richard A.          Personal Income Trust for the
       Lumpkin (power to direct sale   Benefit of Elizabeth Arabella
       of shares)                      Lumpkin dated April 20, 1990

       Steven L. Grissom and David     Richard Anthony Lumpkin 1990      11/24/98          414              33.88
       R. Hodgman; Richard A.          Personal Income Trust for the
       Lumpkin (power to direct sale   Benefit of Elizabeth Arabella
       of shares)                      Lumpkin dated April 20, 1990

       Steven L. Grissom and David     Richard Anthony Lumpkin 1990      11/24/98          331              34.25
       R. Hodgman; Richard A.          Personal Income Trust for the
       Lumpkin (power to direct sale   Benefit of Elizabeth Arabella
       of shares)                      Lumpkin dated April 20, 1990

       Steven L. Grissom and David     Richard Anthony Lumpkin 1990      11/25/98          835              33.25
       R. Hodgman; Richard A.          Personal Income Trust for the
       Lumpkin (power to direct sale   Benefit of Elizabeth Arabella
       of shares)                      Lumpkin dated April 20, 1990

       Steven L. Grissom and David     Richard Anthony Lumpkin 1990      11/25/98          830              33.75
       R. Hodgman; Richard A.          Personal Income Trust for the
       Lumpkin (power to direct sale   Benefit of Elizabeth Arabella
       of shares)                      Lumpkin dated April 20, 1990

       Steven L. Grissom and David     Richard Anthony Lumpkin 1990      11/30/98          250              30.94
       R. Hodgman; Richard A.          Personal Income Trust for the
       Lumpkin (power to direct sale   Benefit of Elizabeth Arabella
       of shares)                      Lumpkin dated April 20, 1990

       Steven L. Grissom and David     Richard Anthony Lumpkin 1990      11/30/98          871              31.13
       R. Hodgman; Richard A.          Personal Income Trust for the
       Lumpkin (power to direct sale   Benefit of Elizabeth Arabella
       of shares)                      Lumpkin dated April 20, 1990

       Steven L. Grissom and David     Richard Anthony Lumpkin 1990      11/30/98          1,310            31.50
       R. Hodgman; Richard A.          Personal Income Trust for the
       Lumpkin (power to direct sale   Benefit of Elizabeth Arabella
       of shares)                      Lumpkin dated April 20, 1990

       Steven L. Grissom and David     Richard Anthony Lumpkin 1990      11/30/98          312              31.25
       R. Hodgman; Richard A.          Personal Income Trust for the
       Lumpkin (power to direct sale   Benefit of Elizabeth Arabella
       of shares)                      Lumpkin dated April 20, 1990

     CUSIP No.   582266 10 2          13D/A                         Page 28



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Steven L. Grissom and David     Richard Anthony Lumpkin 1990      11/30/98          127              31.31
       R. Hodgman; Richard A.          Personal Income Trust for the
       Lumpkin (power to direct sale   Benefit of Elizabeth Arabella
       of shares)                      Lumpkin dated April 20, 1990

       Steven L. Grissom and David     Richard Anthony Lumpkin 1990      12/01/98          1,480            30.38
       R. Hodgman; Richard A.          Personal Income Trust for the
       Lumpkin (power to direct sale   Benefit of Elizabeth Arabella
       of shares)                      Lumpkin dated April 20, 1990

       Steven L. Grissom and David     Richard Anthony Lumpkin 1990      12/01/98          1,517            30.25
       R. Hodgman; Richard A.          Personal Income Trust for the
       Lumpkin (power to direct sale   Benefit of Elizabeth Arabella
       of shares)                      Lumpkin dated April 20, 1990

       Steven L. Grissom and David     Richard Anthony Lumpkin 1990      12/01/98          1,403            30.38
       R. Hodgman; Richard A.          Personal Income Trust for the
       Lumpkin (power to direct sale   Benefit of Elizabeth Arabella
       of shares)                      Lumpkin dated April 20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/24/98          948              33.75
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Anne Romayne Sparks dated April
       of shares)                      20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/24/98          658              33.94
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Anne Romayne Sparks dated April
       of shares)                      20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/24/98          1,580            33.88
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Anne Romayne Sparks dated April
       of shares)                      20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/24/98          1,264            34.25
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Anne Romayne Sparks dated April
       of shares)                      20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/24/98          948              33.75
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Barbara Lee Sparks dated April
       of shares)                      20, 1990

     CUSIP No.   582266 10 2          13D/A                         Page 29



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/24/98          658              33.94
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Barbara Lee Sparks dated April
       of shares)                      20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/24/98          1,580            33.88
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Barbara Lee Sparks dated April
       of shares)                      20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/24/98          1,264            34.25
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Barbara Lee Sparks dated April
       of shares)                      20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/24/98          504              33.75
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Christina Louise Sparks dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/24/98          349              33.94
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Christina Louise Sparks dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/24/98          840              33.88
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Christina Louise Sparks dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/24/98          672              34.25
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Christina Louise Sparks dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/25/98          835              33.25
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Christina Louise Sparks dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/25/98          835              33.75
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Christina Louise Sparks dated
       of shares)                      April 20, 1990

     CUSIP No.   582266 10 2          13D/A                         Page 30



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/30/98          36               30.94
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Christina Louise Sparks dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/30/98          126              31.13
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Christina Louise Sparks dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/30/98          190              31.50
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Christina Louise Sparks dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/30/98          45               31.25
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Christina Louise Sparks dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/30/98          18               31.31
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   Christina Louise Sparks dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/30/98          5                30.94
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   John Woodruff Sparks dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/30/98          15               31.13
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   John Woodruff Sparks dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/30/98          24               31.50
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   John Woodruff Sparks dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/30/98          5                31.25
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   John Woodruff Sparks dated
       of shares)                      April 20, 1990

     CUSIP No.   582266 10 2          13D/A                         Page 31



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     11/30/98          1                31.31
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   John Woodruff Sparks dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     12/01/98          1,480            30.38
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   John Woodruff Sparks dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     12/01/98          1,517            30.25
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   John Woodruff Sparks dated
       of shares)                      April 20, 1990

       Steven L. Grissom and David     Mary Lee Sparks 1990 Personal     12/01/98          1,403            30.38
       R. Hodgman; Richard A.          Income Trust for the Benefit of
       Lumpkin (power to direct sale   John Woodruff Sparks dated
       of shares)                      April 20, 1990

                        On November 30, 1998 and December 1, 1998, the Gallo
    Trusts sold an aggregate of 18,400 shares of Common Stock in market transactions pursuant to Rule 144 under the Securities Act. These transactions are further described below:

                                                                                        Number of
                                                                         Date of           Shares of        Price Per
       Reporting Person                Trust                             Transaction       Common Stock     Share
       ----------------                -----                             -----------       ------------     ---------

       Bank One, Texas, NA; Richard    Trust named for Joseph John       11/30/98          94               $30.94
       A. Lumpkin (power to direct     Keon III created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Joseph John       11/30/98          329              31.13
       A. Lumpkin (power to direct     Keon III created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

     CUSIP No.   582266 10 2          13D/A                         Page 32



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Bank One, Texas, NA; Richard    Trust named for Joseph John       11/30/98          493              31.50
       A. Lumpkin (power to direct     Keon III created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Joseph John       11/30/98          118              31.25
       A. Lumpkin (power to direct     Keon III created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989
       Bank One, Texas, NA; Richard    Trust named for Joseph John       11/30/98          46               31.31
       A. Lumpkin (power to direct     Keon III created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Joseph John       12/01/98          108              30.38
       A. Lumpkin (power to direct     Keon III created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Joseph John       12/01/98          110              30.25
       A. Lumpkin (power to direct     Keon III created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Joseph John       12/01/98          102              30.38
       A. Lumpkin (power to direct     Keon III created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Katherine         11/30/98          94               30.94
       A. Lumpkin (power to direct     Stoddert Keon created under the
       vote and investments)           Mary Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Katherine         11/30/98          329              31.13
       A. Lumpkin (power to direct     Stoddert Keon created under the
       vote and investments)           Mary Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

     CUSIP No.   582266 10 2          13D/A                         Page 33



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Bank One, Texas, NA; Richard    Trust named for Katherine         11/30/98          493              31.50
       A. Lumpkin (power to direct     Stoddert Keon created under the
       vote and investments)           Mary Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Katherine         11/30/98          118              31.25
       A. Lumpkin (power to direct     Stoddert Keon created under the
       vote and investments)           Mary Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Katherine         11/30/98          46               31.31
       A. Lumpkin (power to direct     Stoddert Keon created under the
       vote and investments)           Mary Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Katherine         12/01/98          108              30.38
       A. Lumpkin (power to direct     Stoddert Keon created under the
       vote and investments)           Mary Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Katherine         12/01/98          110              30.25
       A. Lumpkin (power to direct     Stoddert Keon created under the
       vote and investments)           Mary Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Katherine         12/01/98          102              30.38
       A. Lumpkin (power to direct     Stoddert Keon created under the
       vote and investments)           Mary Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Lisa Anne Keon    11/30/98          94               30.94
       A. Lumpkin (power to direct     created under the Mary Green
       vote and investments)           Lumpkin Gallo Trust Agreement
                                       dated December 29, 1989

       Bank One, Texas, NA; Richard    Trust named for Lisa Anne Keon    11/30/98          329              31.13
       A. Lumpkin (power to direct     created under the Mary Green
       vote and investments)           Lumpkin Gallo Trust Agreement
                                       dated December 29, 1989

     CUSIP No.   582266 10 2          13D/A                         Page 34



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Bank One, Texas, NA; Richard    Trust named for Lisa Anne Keon    11/30/98          493              31.50
       A. Lumpkin (power to direct     created under the Mary Green
       vote and investments)           Lumpkin Gallo Trust Agreement
                                       dated December 29, 1989

       Bank One, Texas, NA; Richard    Trust named for Lisa Anne Keon    11/30/98          118              31.25
       A. Lumpkin (power to direct     created under the Mary Green
       vote and investments)           Lumpkin Gallo Trust Agreement
                                       dated December 29, 1989

       Bank One, Texas, NA; Richard    Trust named for Lisa Anne Keon    11/30/98          46               31.31
       A. Lumpkin (power to direct     created under the Mary Green
       vote and investments)           Lumpkin Gallo Trust Agreement
                                       dated December 29, 1989

       Bank One, Texas, NA; Richard    Trust named for Lisa Anne Keon    12/01/98          108              30.38
       A. Lumpkin (power to direct     created under the Mary Green
       vote and investments)           Lumpkin Gallo Trust Agreement
                                       dated December 29, 1989

       Bank One, Texas, NA; Richard    Trust named for Lisa Anne Keon    12/01/98          110              30.25
       A. Lumpkin (power to direct     created under the Mary Green
       vote and investments)           Lumpkin Gallo Trust Agreement
                                       dated December 29, 1989

       Bank One, Texas, NA; Richard    Trust named for Lisa Anne Keon    12/01/98          102              30.38
       A. Lumpkin (power to direct     created under the Mary Green
       vote and investments)           Lumpkin Gallo Trust Agreement
                                       dated December 29, 1989

       Bank One, Texas, NA; Richard    Trust named for Margaret Lynley   11/30/98          94               30.94
       A. Lumpkin (power to direct     Keon created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Margaret Lynley   11/30/98          327              31.13
       A. Lumpkin (power to direct     Keon created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Margaret Lynley   11/30/98          491              31.50
       A. Lumpkin (power to direct     Keon created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

     CUSIP No.   582266 10 2          13D/A                         Page 35



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Bank One, Texas, NA; Richard    Trust named for Margaret Lynley   11/30/98          117              31.25
       A. Lumpkin (power to direct     Keon created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Margaret Lynley   11/30/98          46               31.31
       A. Lumpkin (power to direct     Keon created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Margaret Lynley   12/01/98          108              30.38
       A. Lumpkin (power to direct     Keon created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Margaret Lynley   12/01/98          113              30.25
       A. Lumpkin (power to direct     Keon created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Margaret Lynley   12/01/98          104              30.38
       A. Lumpkin (power to direct     Keon created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Pamela Keon       11/30/98          94               30.94
       A. Lumpkin (power to direct     Vitale created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Pamela Keon       11/30/98          327              31.13
       A. Lumpkin (power to direct     Vitale created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Pamela Keon       11/30/98          491              31.50
       A. Lumpkin (power to direct     Vitale created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

     CUSIP No.   582266 10 2          13D/A                         Page 36



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Bank One, Texas, NA; Richard    Trust named for Pamela Keon       11/30/98          117              31.25
       A. Lumpkin (power to direct     Vitale created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Pamela Keon       11/30/98          46               31.31
       A. Lumpkin (power to direct     Vitale created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Pamela Keon       12/01/98          109              30.38
       A. Lumpkin (power to direct     Vitale created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Pamela Keon       12/01/98          112              30.25
       A. Lumpkin (power to direct     Vitale created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Pamela Keon       12/01/98          104              30.38
       A. Lumpkin (power to direct     Vitale created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Susan Tamara      11/30/98          93               30.94
       A. Lumpkin (power to direct     Keon DeWyngaert created under
       vote and investments)           the Mary Green Lumpkin Gallo
                                       Trust Agreement dated December
                                       29, 1989

       Bank One, Texas, NA; Richard    Trust named for Susan Tamara      11/30/98          327              31.13
       A. Lumpkin (power to direct     Keon DeWyngaert created under
       vote and investments)           the Mary Green Lumpkin Gallo
                                       Trust Agreement dated December
                                       29, 1989

       Bank One, Texas, NA; Richard    Trust named for Susan Tamara      11/30/98          491              31.50
       A. Lumpkin (power to direct     Keon DeWyngaert created under
       vote and investments)           the Mary Green Lumpkin Gallo
                                       Trust Agreement dated December
                                       29, 1989

     CUSIP No.   582266 10 2          13D/A                         Page 37



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Bank One, Texas, NA; Richard    Trust named for Susan Tamara      11/30/98          117              31.25
       A. Lumpkin (power to direct     Keon DeWyngaert created under
       vote and investments)           the Mary Green Lumpkin Gallo
                                       Trust Agreement dated December
                                       29, 1989

       Bank One, Texas, NA; Richard    Trust named for Susan Tamara      11/30/98          47               31.31
       A. Lumpkin (power to direct     Keon DeWyngaert created under
       vote and investments)           the Mary Green Lumpkin Gallo
                                       Trust Agreement dated December
                                       29, 1989

       Bank One, Texas, NA; Richard    Trust named for Susan Tamara      12/01/98          109              30.38
       A. Lumpkin (power to direct     Keon DeWyngaert created under
       vote and investments)           the Mary Green Lumpkin Gallo
                                       Trust Agreement dated December
                                       29, 1989

       Bank One, Texas, NA; Richard    Trust named for Susan Tamara      12/01/98          112              30.25
       A. Lumpkin (power to direct     Keon DeWyngaert created under
       vote and investments)           the Mary Green Lumpkin Gallo
                                       Trust Agreement dated December
                                       29, 1989

       Bank One, Texas, NA; Richard    Trust named for Susan Tamara      12/01/98          104              30.38
       A. Lumpkin (power to direct     Keon DeWyngaert created under
       vote and investments)           the Mary Green Lumpkin Gallo
                                       Trust Agreement dated December
                                       29, 1989

       Bank One, Texas, NA; Richard    Trust named for Benjamin          11/30/98          175              30.94
       A. Lumpkin (power to direct     Iverson Lumpkin created under
       vote and investments)           the Mary Green Lumpkin Gallo
                                       Trust Agreement dated December
                                       29, 1989

       Bank One, Texas, NA; Richard    Trust named for Benjamin          11/30/98          610              31.13
       A. Lumpkin (power to direct     Iverson Lumpkin created under
       vote and investments)           the Mary Green Lumpkin Gallo
                                       Trust Agreement dated December
                                       29, 1989

       Bank One, Texas, NA; Richard    Trust named for Benjamin          11/30/98          912              31.50
       A. Lumpkin (power to direct     Iverson Lumpkin created under
       vote and investments)           the Mary Green Lumpkin Gallo
                                       Trust Agreement dated December
                                       29, 1989

     CUSIP No.   582266 10 2          13D/A                         Page 38



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Bank One, Texas, NA; Richard    Trust named for Benjamin          11/30/98          216              31.25
       A. Lumpkin (power to direct     Iverson Lumpkin created under
       vote and investments)           the Mary Green Lumpkin Gallo
                                       Trust Agreement dated December
                                       29, 1989

       Bank One, Texas, NA; Richard    Trust named for Benjamin          11/30/98          87               31.31
       A. Lumpkin (power to direct     Iverson Lumpkin created under
       vote and investments)           the Mary Green Lumpkin Gallo
                                       Trust Agreement dated December
                                       29, 1989

       Bank One, Texas, NA; Richard    Trust named for Elizabeth         11/30/98          175              30.94
       A. Lumpkin (power to direct     Arabella Lumpkin created under
       vote and investments)           the Mary Green Lumpkin Gallo
                                       Trust Agreement dated December
                                       29, 1989

       Bank One, Texas, NA; Richard    Trust named for Elizabeth         11/30/98          610              31.13
       A. Lumpkin (power to direct     Arabella Lumpkin created under
       vote and investments)           the Mary Green Lumpkin Gallo
                                       Trust Agreement dated December
                                       29, 1989

       Bank One, Texas, NA; Richard    Trust named for Elizabeth         11/30/98          912              31.50
       A. Lumpkin (power to direct     Arabella Lumpkin created under
       vote and investments)           the Mary Green Lumpkin Gallo
                                       Trust Agreement dated December
                                       29, 1989

       Bank One, Texas, NA; Richard    Trust named for Elizabeth         11/30/98          216              31.25
       A. Lumpkin (power to direct     Arabella Lumpkin created under
       vote and investments)           the Mary Green Lumpkin Gallo
                                       Trust Agreement dated December
                                       29, 1989

       Bank One, Texas, NA; Richard    Trust named for Elizabeth         11/30/98          87               31.31
       A. Lumpkin (power to direct     Arabella Lumpkin created under
       vote and investments)           the Mary Green Lumpkin Gallo
                                       Trust Agreement dated December
                                       29, 1989

       Bank One, Texas, NA; Richard    Trust named for Anne Romayne      11/30/98          130              30.94
       A. Lumpkin (power to direct     Sparks created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

     CUSIP No.   582266 10 2          13D/A                         Page 39



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Bank One, Texas, NA; Richard    Trust named for Anne Romayne      11/30/98          458              31.13
       A. Lumpkin (power to direct     Sparks created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Anne Romayne      11/30/98          685              31.50
       A. Lumpkin (power to direct     Sparks created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Anne Romayne      11/30/98          163              31.25
       A. Lumpkin (power to direct     Sparks created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Anne Romayne      11/30/98          64               31.31
       A. Lumpkin (power to direct     Sparks created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Barbara Lee       11/30/98          130              30.94
       A. Lumpkin (power to direct     Sparks created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Barbara Lee       11/30/98          458              31.13
       A. Lumpkin (power to direct     Sparks created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Barbara Lee       11/30/98          684              31.50
       A. Lumpkin (power to direct     Sparks created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Barbara Lee       11/30/98          163              31.25
       A. Lumpkin (power to direct     Sparks created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

     CUSIP No.   582266 10 2          13D/A                         Page 40



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Bank One, Texas, NA; Richard    Trust named for Barbara Lee       11/30/98          65               31.31
       A. Lumpkin (power to direct     Sparks created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Christina         11/30/98          130              30.94
       A. Lumpkin (power to direct     Louise Sparks created under the
       vote and investments)           Mary Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Christina         11/30/98          457              31.13
       A. Lumpkin (power to direct     Louise Sparks created under the
       vote and investments)           Mary Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Christina         11/30/98          685              31.50
       A. Lumpkin (power to direct     Louise Sparks created under the
       vote and investments)           Mary Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Christina         11/30/98          163              31.25
       A. Lumpkin (power to direct     Louise Sparks created under the
       vote and investments)           Mary Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for Christina         11/30/98          65               31.31
       A. Lumpkin (power to direct     Louise Sparks created under the
       vote and investments)           Mary Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for John Woodruff     11/30/98          130              30.94
       A. Lumpkin (power to direct     Sparks created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for John Woodruff     11/30/98          457              31.13
       A. Lumpkin (power to direct     Sparks created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

     CUSIP No.   582266 10 2          13D/A                         Page 41



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Bank One, Texas, NA; Richard    Trust named for John Woodruff     11/30/98          684              31.50
       A. Lumpkin (power to direct     Sparks created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for John Woodruff     11/30/98          163              31.25
       A. Lumpkin (power to direct     Sparks created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989

       Bank One, Texas, NA; Richard    Trust named for John Woodruff     11/30/98          66               31.31
       A. Lumpkin (power to direct     Sparks created under the Mary
       vote and investments)           Green Lumpkin Gallo Trust
                                       Agreement dated December 29,
                                       1989


              On November 30, 1998, the Grandchildren's Trusts sold an aggregate of 3,200 shares of Common Stock in market transactions pursuant to Rule 144 under the Securities Act. These transactions are further described below:

                                                                                        Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share
       ----------------                -----                             -----------       ------------     ---------
       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          17               $30.94
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Joseph John Keon
                                       III

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          61               31.13
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Joseph John Keon
                                       III

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          91               31.50
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Joseph John Keon
                                       III

     CUSIP No.   582266 10 2          13D/A                         Page 42



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          22               31.25
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Joseph John Keon
                                       III

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          9                31.31
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Joseph John Keon
                                       III

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          17               30.94
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Katherine Stoddert
                                       Keon

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          61               31.13
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Katherine Stoddert
                                       Keon

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          91               31.50
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Katherine Stoddert
                                       Keon

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          22               31.25
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Katherine Stoddert
                                       Keon

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          9                31.31
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Katherine Stoddert
                                       Keon

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          17               30.94
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Lisa Anne Keon

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          60               31.13
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Lisa Anne Keon

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          91               31.50
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Lisa Anne Keon

     CUSIP No.   582266 10 2          13D/A                         Page 43



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          21               31.25
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Lisa Anne Keon

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          11               31.31
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Lisa Anne Keon

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          17               30.94
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Margaret Lynley
                                       Keon

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          60               31.13
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Margaret Lynley
                                       Keon

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          91               31.50
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Margaret Lynley
                                       Keon

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          21               31.25
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Margaret Lynley
                                       Keon

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          11               31.31
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Margaret Lynley
                                       Keon

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          17               30.94
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Pamela Keon Vitale

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          60               31.13
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Pamela Keon Vitale

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          92               31.50
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Pamela Keon Vitale

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          22               31.25
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Pamela Keon Vitale

     CUSIP No.   582266 10 2          13D/A                         Page 44



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          9                31.31
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Pamela Keon Vitale

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          17               30.94
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Susan Tamara Keon
                                       DeWyngaert

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          60               31.13
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Susan Tamara Keon
                                       DeWyngaert

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          92               31.50
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Susan Tamara Keon
                                       DeWyngaert

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          22               31.25
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Susan Tamara Keon
                                       DeWyngaert

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          9                31.31
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Susan Tamara Keon
                                       DeWyngaert

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          35               30.94
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Benjamin Iverson
                                       Lumpkin

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          122              31.13
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Benjamin Iverson
                                       Lumpkin

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          183              31.50
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Benjamin Iverson
                                       Lumpkin

     CUSIP No.   582266 10 2          13D/A                         Page 45



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          43               31.25
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Benjamin Iverson
                                       Lumpkin

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          17               31.31
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Benjamin Iverson
                                       Lumpkin

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          35               30.94
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Elizabeth Arabella
                                       Lumpkin

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          122              31.13
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Elizabeth Arabella
                                       Lumpkin

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          183              31.50
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Elizabeth Arabella
                                       Lumpkin

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          43               31.25
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Elizabeth Arabella
                                       Lumpkin

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          17               31.31
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Elizabeth Arabella
                                       Lumpkin

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          26               30.94
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Anne Romayne
                                       Sparks

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          91               31.13
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Anne Romayne
                                       Sparks

     CUSIP No.   582266 10 2          13D/A                         Page 46



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          138              31.50
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Anne Romayne
                                       Sparks

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          32               31.25
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Anne Romayne
                                       Sparks

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          13               31.31
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Anne Romayne
                                       Sparks

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          26               30.94
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Barbara Lee
                                       Sparks

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          91               31.13
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Barbara Lee
                                       Sparks

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          138              31.50
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Barbara Lee
                                       Sparks

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          32               31.25
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Barbara Lee
                                       Sparks

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          13               31.31
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Barbara Lee
                                       Sparks

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          26               30.94
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Christina Louise
                                       Sparks

     CUSIP No.   582266 10 2          13D/A                         Page 47



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                Trust                             Transaction       Common Stock     Share or Unit
       ----------------                -----                             -----------       ------------     -------------

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          91               31.13
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Christina Louise
                                       Sparks

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          137              31.50
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Christina Louise
                                       Sparks

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          32               31.25
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Christina Louise
                                       Sparks

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          14               31.31
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o Christina Louise
                                       Sparks

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          26               30.94
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o John Woodruff
                                       Sparks

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          91               31.13
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o John Woodruff
                                       Sparks

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          135              31.50
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o John Woodruff
                                       Sparks

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          32               31.25
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o John Woodruff
                                       Sparks

       Bank One, Texas, NA; Richard    Richard Adamson Lumpkin           11/30/98          16               31.31
       A. Lumpkin (power to direct     Grandchildren's Trust dated
       vote and investments)           9/5/80 f/b/o John Woodruff
                                       Sparks


   CUSIP No.   582266 10 2          13D/A                         Page 48



             On December 1, 1998, the Margaret Lumpkin Keon Trust, dated May 13, 1978, contributed 1,600 shares of Common Stock to charity.

             On January 4, 1999, Steven L. Grissom acquired 806 shares of Common Stock at approximately $27.90 per share, pursuant to the Company's Employee Stock Purchase Plan.

             On October 27, 1998, an aggregate of 1,820,000 shares of Common Stock were distributed by various trusts created under the Mary Green Gallo Trust Agreement dated December 29, 1989, to individual beneficiaries of the respective trust. Concurrently, also on October 27, 1998, each of such beneficiaries contributed the shares received to one or more newly created charitable remainder unitrusts as follows:

                                                    Number of                                    Trust Receiving
                   Distributing Trust                Shares         Beneficiary                    Contribution
                   ------------------               --------        -----------                  ---------------
       Trust named for Benjamin Iverson Lumpkin      100,000    Benjamin I. Lumpkin   Benjamin I. Lumpkin 1998 NIM-CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Elizabeth Arabella            100,000    Elizabeth L. Celio    Elizabeth L. Celio 1998 NIM-CRUT
       Lumpkin created under the Mary Green                                           dated October 27, 1998
       Gallo Trust Agreement dated December 29,
       1989

       Trust named for Joseph John Keon III          85,000     Joseph J. Keon III    Joseph J. Keon III 1998 CRUT dated
       created under the Mary Green Gallo Trust                                       October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Katherine Stoddert Keon       85,000     Katherine S. Keon     Katherine S. Keon 1998 CRUT dated
       created under the Mary Green Gallo Trust                                       October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Margaret Lynley Keon          100,000    Margaret Lynley       Margaret Lynley Keon 1998 NIM-CRUT
       created under the Mary Green Gallo Trust                 Keon                  dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Susan Tamara Keon             100,000    Susan K. DeWyngaert   Susan K. DeWyngaert 1998 Spouse CRUT
       DeWyngaert created under the Mary Green                                        dated October 27, 1998
       Gallo Trust Agreement dated December 29,
       1989

       Trust named for Pamela Keon Vitale            100,000    Pamela K. Vitale      Pamela K. Vitale 1998 Spouse CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Lisa Anne Keon created        200,000    Liese A. Keon         Liese A. Keon 1998 CRUT dated
       under the Mary Green Gallo Trust                                               October 27, 1998
       Agreement dated December 29, 1989

     CUSIP No.   582266 10 2          13D/A                         Page 49



                                                    Number of                                    Trust Receiving
                   Distributing Trust                Shares         Beneficiary                    Contribution
                   ------------------               --------        -----------                  ---------------

       Trust named for Barbara Lee Sparks            250,000    Barbara S. Federico   Barbara S. Federico 1998 Spouse CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Anne Romayne Sparks           200,000    Anne S. Whitten       Anne S. Whitten 1998 Spouse NIM-CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for John Woodruff Sparks          75,000     John W. Sparks        John W. Sparks 1998 Spouse NIM-CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for John Woodruff Sparks          175,000    John W. Sparks        John W. Sparks 1998 Spouse CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Christina Louise Sparks       250,000    Christina S. Duncan   Christina S. Duncan 1998 Spouse CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989


                      Between January 8, 1999 and January 25, 1999, the newly created charitable remainder unitrusts described above, together with the Foundation, sold an aggregate of 192,000 shares of Common Stock in market transactions pursuant to Rule 144 under the Securities Act of 1933 (the "Securities Act"). These transactions are further described below:

                                                                                              Number of
                                                                               Date of        Shares of        Price per
           Reporting Person                        Trust                     Transaction     Common Stock        Share
           ----------------                        -----                     -----------     ------------      ---------
       Benjamin I. Lumpkin        Benjamin I. Lumpkin 1998 NIM-CRUT dated      01/08/99          769             $35.00
                                           October 27, 1998

       Benjamin I. Lumpkin        Benjamin I. Lumpkin 1998 NIM-CRUT dated      01/11/99         1,154            35.13
                                           October 27, 1998

       Benjamin I. Lumpkin        Benjamin I. Lumpkin 1998 NIM-CRUT dated      01/12/99         1,923            36.00
                                           October 27, 1998
       Benjamin I. Lumpkin        Benjamin I. Lumpkin 1998 NIM-CRUT dated      01/13/99         1,923            35.00
                                           October 27, 1998

       Benjamin I. Lumpkin        Benjamin I. Lumpkin 1998 NIM-CRUT dated      01/14/99         1,538            36.50
                                           October 27, 1998

     CUSIP No.   582266 10 2          13D/A                         Page 50



                                                                                      Number of
                                                                               Date of        Shares of        Price per
           Reporting Person                        Trust                     Transaction     Common Stock        Share
           ----------------                        -----                     -----------     ------------      ---------

       Benjamin I. Lumpkin        Benjamin I. Lumpkin 1998 NIM-CRUT dated      01/14/99          385             36.75
                                           October 27, 1998

       Benjamin I. Lumpkin        Benjamin I. Lumpkin 1998 NIM-CRUT dated      01/15/99          192             37.00
                                           October 27, 1998
       Benjamin I. Lumpkin        Benjamin I. Lumpkin 1998 NIM-CRUT dated      01/19/99         1,731            37.88
                                           October 27, 1998

       Benjamin I. Lumpkin        Benjamin I. Lumpkin 1998 NIM-CRUT dated      01/19/99          769             38.00
                                           October 27, 1998

       Benjamin I. Lumpkin        Benjamin I. Lumpkin 1998 NIM-CRUT dated      01/19/99          384             38.25
                                           October 27, 1998
       Benjamin I. Lumpkin        Benjamin I. Lumpkin 1998 NIM-CRUT dated      01/19/99          385             38.00
                                           October 27, 1998

       Benjamin I. Lumpkin        Benjamin I. Lumpkin 1998 NIM-CRUT dated      01/19/99          385             38.13
                                           October 27, 1998

       Benjamin I. Lumpkin        Benjamin I. Lumpkin 1998 NIM-CRUT dated      01/20/99         1,923            38.50
                                           October 27, 1998

       Benjamin I. Lumpkin        Benjamin I. Lumpkin 1998 NIM-CRUT dated      01/20/99          538             39.00
                                           October 27, 1998

       Benjamin I. Lumpkin        Benjamin I. Lumpkin 1998 NIM-CRUT dated      01/25/99          770             39.00
                                           October 27, 1998

       Elizabeth L. Celio         Elizabeth L. Celio 1998 NIM-CRUT dated       01/08/99          769             35.00
                                           October 27, 1998

       Elizabeth L. Celio         Elizabeth L. Celio 1998 NIM-CRUT dated       01/11/99         1,154            35.13
                                           October 27, 1998

       Elizabeth L. Celio         Elizabeth L. Celio 1998 NIM-CRUT dated       01/12/99         1,923            36.00
                                           October 27, 1998

       Elizabeth L. Celio         Elizabeth L. Celio 1998 NIM-CRUT dated       01/13/99         1,923            35.00
                                           October 27, 1998

       Elizabeth L. Celio         Elizabeth L. Celio 1998 NIM-CRUT dated       01/14/99         1,538            36.50
                                           October 27, 1998

       Elizabeth L. Celio         Elizabeth L. Celio 1998 NIM-CRUT dated       01/14/99          385             36.75
                                           October 27, 1998

     CUSIP No.   582266 10 2          13D/A                         Page 51



                                                                                      Number of
                                                                               Date of        Shares of        Price per
           Reporting Person                        Trust                     Transaction     Common Stock        Share
           ----------------                        -----                     -----------     ------------      ---------

       Elizabeth L. Celio         Elizabeth L. Celio 1998 NIM-CRUT dated       01/15/99          193             37.00
                                           October 27, 1998

       Elizabeth L. Celio         Elizabeth L. Celio 1998 NIM-CRUT dated       01/19/99         1,730            37.88
                                           October 27, 1998
       Elizabeth L. Celio         Elizabeth L. Celio 1998 NIM-CRUT dated       01/19/99          770             38.00
                                           October 27, 1998

       Elizabeth L. Celio         Elizabeth L. Celio 1998 NIM-CRUT dated       01/19/99          385             38.25
                                           October 27, 1998

       Elizabeth L. Celio         Elizabeth L. Celio 1998 NIM-CRUT dated       01/19/99          384             38.00
                                           October 27, 1998

       Elizabeth L. Celio         Elizabeth L. Celio 1998 NIM-CRUT dated       01/19/99          384             38.13
                                           October 27, 1998

       Elizabeth L. Celio         Elizabeth L. Celio 1998 NIM-CRUT dated       01/20/99         1,923            38.50
                                           October 27, 1998

       Elizabeth L. Celio         Elizabeth L. Celio 1998 NIM-CRUT dated       01/20/99          539             39.00
                                           October 27, 1998

       Elizabeth L. Celio         Elizabeth L. Celio 1998 NIM-CRUT dated       01/25/99          769             39.00
                                           October 27, 1998

       Joseph J. Keon III         Joseph J. Keon III 1998 CRUT dated           01/08/99          769             35.00
                                           October 27, 1998

       Joseph J. Keon III         Joseph J. Keon III 1998 CRUT dated           01/11/99         1,154            35.13
                                           October 27, 1998

       Joseph J. Keon III         Joseph J. Keon III 1998 CRUT dated           01/12/99         1,923            36.00
                                           October 27, 1998

       Joseph J. Keon III         Joseph J. Keon III 1998 CRUT dated           01/13/99         1,923            35.00
                                           October 27, 1998

       Joseph J. Keon III         Joseph J. Keon III 1998 CRUT dated           01/14/99         1,539            36.50
                                           October 27, 1998

       Joseph J. Keon III         Joseph J. Keon III 1998 CRUT dated           01/14/99          384             36.75
                                           October 27, 1998

       Joseph J. Keon III         Joseph J. Keon III 1998 CRUT dated           01/15/99          193             37.00
                                           October 27, 1998

     CUSIP No.   582266 10 2          13D/A                         Page 52



                                                                                      Number of
                                                                               Date of        Shares of        Price per
           Reporting Person                        Trust                     Transaction     Common Stock        Share
           ----------------                        -----                     -----------     ------------      ---------

       Joseph J. Keon III         Joseph J. Keon III 1998 CRUT dated           01/19/99         1,731            37.88
                                           October 27, 1998

       Joseph J. Keon III         Joseph J. Keon III 1998 CRUT dated           01/19/99          769             38.00
                                           October 27, 1998
       Joseph J. Keon III         Joseph J. Keon III 1998 CRUT dated           01/19/99          385             38.25
                                           October 27, 1998

       Joseph J. Keon III         Joseph J. Keon III 1998 CRUT dated           01/19/99          384             38.00
                                           October 27, 1998

       Joseph J. Keon III         Joseph J. Keon III 1998 CRUT dated           01/19/99          385             38.13
                                           October 27, 1998
       Joseph J. Keon III         Joseph J. Keon III 1998 CRUT dated           01/20/99         1,923            38.50
                                           October 27, 1998

       Joseph J. Keon III         Joseph J. Keon III 1998 CRUT dated           01/20/99          538             39.00
                                           October 27, 1998

       Joseph J. Keon III         Joseph J. Keon III 1998 CRUT dated           01/25/99          769             39.00
                                           October 27, 1998

       Katherine S. Keon          Katherine S. Keon 1998 CRUT dated            01/08/99          769             35.00
                                           October 27, 1998

       Katherine S. Keon          Katherine S. Keon 1998 CRUT dated            01/11/99         1,154            35.13
                                           October 27, 1998

       Katherine S. Keon          Katherine S. Keon 1998 CRUT dated            01/12/99         1,923            36.00
                                           October 27, 1998

       Katherine S. Keon          Katherine S. Keon 1998 CRUT dated            01/13/99         1,923            35.00
                                           October 27, 1998

       Katherine S. Keon          Katherine S. Keon 1998 CRUT dated            01/14/99         1,539            36.50
                                           October 27, 1998

       Katherine S. Keon          Katherine S. Keon 1998 CRUT dated            01/14/99          384             36.75
                                           October 27, 1998

       Katherine S. Keon          Katherine S. Keon 1998 CRUT dated            01/15/99          193             37.00
                                           October 27, 1998

       Katherine S. Keon          Katherine S. Keon 1998 CRUT dated            01/19/99         1,731            37.88
                                           October 27, 1998

     CUSIP No.   582266 10 2          13D/A                         Page 53



                                                                                      Number of
                                                                               Date of        Shares of        Price per
           Reporting Person                        Trust                     Transaction     Common Stock        Share
           ----------------                        -----                     -----------     ------------      ---------

       Katherine S. Keon          Katherine S. Keon 1998 CRUT dated            01/19/99          769             38.00
                                           October 27, 1998

       Katherine S. Keon          Katherine S. Keon 1998 CRUT dated            01/19/99          385             38.25
                                           October 27, 1998

       Katherine S. Keon          Katherine S. Keon 1998 CRUT dated            01/19/99          384             38.00
                                           October 27, 1998

       Katherine S. Keon          Katherine S. Keon 1998 CRUT dated            01/19/99          384             38.13
                                           October 27, 1998

       Katherine S. Keon          Katherine S. Keon 1998 CRUT dated            01/20/99         1,923            38.50
                                           October 27, 1998

       Katherine S. Keon          Katherine S. Keon 1998 CRUT dated            01/20/99          539             39.00
                                           October 27, 1998

       Katherine S. Keon          Katherine S. Keon 1998 CRUT dated            01/25/99          769             39.00
                                           October 27, 1998

       Margaret Lynley Keon       Margaret Lynley Keon 1998 NIM-CRUT           01/08/99          769             35.00
                                           dated October 27, 1998

       Margaret Lynley Keon       Margaret Lynley Keon 1998 NIM-CRUT           01/11/99         1,154            35.13
                                           dated October 27, 1998

       Margaret Lynley Keon       Margaret Lynley Keon 1998 NIM-CRUT           01/12/99         1,923            36.00
                                           dated October 27, 1998

       Margaret Lynley Keon       Margaret Lynley Keon 1998 NIM-CRUT           01/13/99         1,923            35.00
                                           dated October 27, 1998

       Margaret Lynley Keon       Margaret Lynley Keon 1998 NIM-CRUT           01/14/99         1,539            36.50
                                           dated October 27, 1998

       Margaret Lynley Keon       Margaret Lynley Keon 1998 NIM-CRUT           01/14/99          384             36.75
                                           dated October 27, 1998

       Margaret Lynley Keon       Margaret Lynley Keon 1998 NIM-CRUT           01/15/99          193             37.00
                                           dated October 27, 1998

       Margaret Lynley Keon       Margaret Lynley Keon 1998 NIM-CRUT           01/19/99         1,731            37.88
                                           dated October 27, 1998

       Margaret Lynley Keon       Margaret Lynley Keon 1998 NIM-CRUT           01/19/99          769             38.00
                                           dated October 27, 1998

     CUSIP No.   582266 10 2          13D/A                         Page 54



                                                                                      Number of
                                                                               Date of        Shares of        Price per
           Reporting Person                        Trust                     Transaction     Common Stock        Share
           ----------------                        -----                     -----------     ------------      ---------

       Margaret Lynley Keon       Margaret Lynley Keon 1998 NIM-CRUT           01/19/99          385             38.25
                                           dated October 27, 1998

       Margaret Lynley Keon       Margaret Lynley Keon 1998 NIM-CRUT           01/19/99          385             38.00
                                           dated October 27, 1998

       Margaret Lynley Keon       Margaret Lynley Keon 1998 NIM-CRUT           01/19/99          384             38.13
                                           dated October 27, 1998

       Margaret Lynley Keon       Margaret Lynley Keon 1998 NIM-CRUT           01/20/99         1,923            38.50
                                           dated October 27, 1998

       Margaret Lynley Keon       Margaret Lynley Keon 1998 NIM-CRUT           01/20/99          538             39.00
                                           dated October 27, 1998

       Margaret Lynley Keon       Margaret Lynley Keon 1998 NIM-CRUT           01/25/99          769             39.00
                                           dated October 27, 1998

       Susan K. DeWyngaert        Susan K. DeWyngaert 1998 Spouse CRUT         01/08/99          769             35.00
                                           dated October 27, 1998

       Susan K. DeWyngaert        Susan K. DeWyngaert 1998 Spouse CRUT         01/11/99         1,154            35.13
                                           dated October 27, 1998

       Susan K. DeWyngaert        Susan K. DeWyngaert 1998 Spouse CRUT         01/12/99         1,923            36.00
                                           dated October 27, 1998

       Susan K. DeWyngaert        Susan K. DeWyngaert 1998 Spouse CRUT         01/13/99         1,923            35.00
                                           dated October 27, 1998

       Susan K. DeWyngaert        Susan K. DeWyngaert 1998 Spouse CRUT         01/14/99         1,539            36.50
                                           dated October 27, 1998

       Susan K. DeWyngaert        Susan K. DeWyngaert 1998 Spouse CRUT         01/14/99          384             36.75
                                           dated October 27, 1998

       Susan K. DeWyngaert        Susan K. DeWyngaert 1998 Spouse  CRUT        01/15/99          193             37.00
                                           dated October 27, 1998

       Susan K. DeWyngaert        Susan K. DeWyngaert 1998 Spouse CRUT         01/19/99         1,730            37.88
                                           dated October 27, 1998

       Susan K. DeWyngaert        Susan K. DeWyngaert 1998 Spouse CRUT         01/19/99          770             38.00
                                           dated October 27, 1998

       Susan K. DeWyngaert        Susan K. DeWyngaert 1998 Spouse CRUT         01/19/99          385             38.25
                                           dated October 27, 1998

     CUSIP No.   582266 10 2          13D/A                         Page 55



                                                                                      Number of
                                                                               Date of        Shares of        Price per
           Reporting Person                        Trust                     Transaction     Common Stock        Share
           ----------------                        -----                     -----------     ------------      ---------

       Susan K. DeWyngaert        Susan K. DeWyngaert 1998 Spouse CRUT         01/19/99          384             38.00
                                           dated October 27, 1998

       Susan K. DeWyngaert        Susan K. DeWyngaert 1998 Spouse CRUT         01/19/99          385             38.13
                                           dated October 27, 1998

       Susan K. DeWyngaert        Susan K. DeWyngaert 1998 Spouse CRUT         01/20/99         1,923            38.50
                                           dated October 27, 1998

       Susan K. DeWyngaert        Susan K. DeWyngaert 1998 Spouse CRUT         01/20/99          538             39.00
                                           dated October 27, 1998

       Susan K. DeWyngaert        Susan K. DeWyngaert 1998 Spouse CRUT         01/25/99          769             39.00
                                           dated October 27, 1998

       Pamela K. Vitale           Pamela K. Vitale 1998 Spouse CRUT dated      01/08/99          770             35.00
                                           October 27, 1998

       Pamela K. Vitale           Pamela K. Vitale 1998 Spouse CRUT dated      01/11/99         1,153            35.13
                                           October 27, 1998

       Pamela K. Vitale           Pamela K. Vitale 1998 Spouse CRUT dated      01/12/99         1,923            36.00
                                           October 27, 1998

       Pamela K. Vitale           Pamela K. Vitale 1998 Spouse CRUT dated      01/13/99         1,923            35.00
                                           October 27, 1998

       Pamela K. Vitale           Pamela K. Vitale 1998 Spouse CRUT dated      01/14/99         1,538            36.50
                                           October 27, 1998

       Pamela K. Vitale           Pamela K. Vitale 1998 Spouse CRUT dated      01/14/99          385             36.75
                                           October 27, 1998

       Pamela K. Vitale           Pamela K. Vitale 1998 Spouse CRUT dated      01/15/99          192             37.00
                                           October 27, 1998

       Pamela K. Vitale           Pamela K. Vitale 1998 Spouse CRUT dated      01/19/99         1,731            37.88
                                           October 27, 1998

       Pamela K. Vitale           Pamela K. Vitale 1998 Spouse CRUT dated      01/19/99          769             38.00
                                           October 27, 1998

       Pamela K. Vitale           Pamela K. Vitale 1998 Spouse CRUT dated      01/19/99          384             38.25
                                           October 27, 1998

       Pamela K. Vitale           Pamela K. Vitale 1998 Spouse CRUT dated      01/19/99          385             38.00
                                           October 27, 1998

     CUSIP No.   582266 10 2          13D/A                         Page 56



                                                                                      Number of
                                                                               Date of        Shares of        Price per
           Reporting Person                        Trust                     Transaction     Common Stock        Share
           ----------------                        -----                     -----------     ------------      ---------

       Pamela K. Vitale           Pamela K. Vitale 1998 Spouse CRUT dated      01/19/99          385             38.13
                                           October 27, 1998

       Pamela K. Vitale           Pamela K. Vitale 1998 Spouse CRUT dated      01/20/99         1,924            38.50
                                           October 27, 1998

       Pamela K. Vitale           Pamela K. Vitale 1998 Spouse CRUT dated      01/20/99          539             39.00
                                           October 27, 1998

       Pamela K. Vitale           Pamela K. Vitale 1998 Spouse CRUT dated      01/25/99          769             39.00
                                           October 27, 1998

       Liese A. Keon              Liese A. Keon 1998 CRUT dated October        01/08/99          769             35.00
                                           27, 1998

       Liese A. Keon              Liese A. Keon 1998 CRUT dated October        01/11/99         1,154            35.13
                                           27, 1998

       Liese A. Keon              Liese A. Keon 1998 CRUT dated October        01/12/99         1,923            36.00
                                           27, 1998

       Liese A. Keon              Liese A. Keon 1998 CRUT dated October        01/13/99         1,924            35.00
                                           27, 1998

       Liese A. Keon              Liese A. Keon 1998 CRUT dated October        01/14/99         1,539            36.50
                                           27, 1998

       Liese A. Keon              Liese A. Keon 1998 CRUT dated October        01/14/99          384             36.75
                                           27, 1998

       Liese A. Keon              Liese A. Keon 1998 CRUT dated October        01/15/99          192             37.00
                                           27, 1998

       Liese A. Keon              Liese A. Keon 1998 CRUT dated October        01/19/99         1,731            37.88
                                           27, 1998

       Liese A. Keon              Liese A. Keon 1998 CRUT dated October        01/19/99          769             38.00
                                           27, 1998
       Liese A. Keon              Liese A. Keon 1998 CRUT dated October        01/19/99          385             38.25
                                           27, 1998

       Liese A. Keon              Liese A. Keon 1998 CRUT dated October        01/19/99          385             38.00
                                           27, 1998

       Liese A. Keon              Liese A. Keon 1998 CRUT dated October        01/19/99          384             38.13
                                           27, 1998

     CUSIP No.   582266 10 2          13D/A                         Page 57



                                                                                      Number of
                                                                               Date of        Shares of        Price per
           Reporting Person                        Trust                     Transaction     Common Stock        Share
           ----------------                        -----                     -----------     ------------      ---------

       Liese A. Keon              Liese A. Keon 1998 CRUT dated October        01/20/99         1,923            38.50
                                           27, 1998

       Liese A. Keon              Liese A. Keon 1998 CRUT dated October        01/20/99          538             39.00
                                           27, 1998

       Liese A. Keon              Liese A. Keon 1998 CRUT dated October        01/25/99          769             39.00
                                           27, 1998

       Barbara S. Federico        Barbara S. Federico 1998 Spouse CRUT         01/08/99          770             35.00
                                           dated October 27, 1998

       Barbara S. Federico        Barbara S. Federico 1998 Spouse CRUT         01/11/99         1,154            35.13
                                           dated October 27, 1998

       Barbara S. Federico        Barbara S. Federico 1998 Spouse CRUT         01/12/99         1,923            36.00
                                           dated October 27, 1998

       Barbara S. Federico        Barbara S. Federico 1998 Spouse CRUT         01/13/99         1,923            35.00
                                           dated October 27, 1998

       Barbara S. Federico        Barbara S. Federico 1998 Spouse CRUT         01/14/99         1,538            36.50
                                           dated October 27, 1998

       Barbara S. Federico        Barbara S. Federico 1998 Spouse CRUT         01/14/99          385             36.75
                                           dated October 27, 1998

       Barbara S. Federico        Barbara S. Federico 1998 Spouse   CRUT       01/15/99          192             37.00
                                           dated October 27, 1998

       Barbara S. Federico        Barbara S. Federico 1998 Spouse CRUT         01/19/99         1,731            37.88
                                           dated October 27, 1998

       Barbara S. Federico        Barbara S. Federico 1998 Spouse CRUT         01/19/99          769             38.00
                                           dated October 27, 1998

       Barbara S. Federico        Barbara S. Federico 1998 Spouse CRUT         01/19/99          385             38.25
                                           dated October 27, 1998

       Barbara S. Federico        Barbara S. Federico 1998 Spouse CRUT         01/19/99          384             38.00
                                           dated October 27, 1998

       Barbara S. Federico        Barbara S. Federico 1998 Spouse CRUT         01/19/99          385             38.13
                                           dated October 27, 1998

       Barbara S. Federico        Barbara S. Federico 1998 Spouse CRUT         01/20/99         1,923            38.50
                                           dated October 27, 1998

     CUSIP No.   582266 10 2          13D/A                         Page 58



                                                                                      Number of
                                                                               Date of        Shares of        Price per
           Reporting Person                        Trust                     Transaction     Common Stock        Share
           ----------------                        -----                     -----------     ------------      ---------

       Barbara S. Federico        Barbara S. Federico 1998 Spouse CRUT         01/20/99          539             39.00
                                           dated October 27, 1998

       Barbara S. Federico        Barbara S. Federico 1998 Spouse CRUT         01/25/99          769             39.00
                                           dated October 27, 1998

       Anne S. Whitten            Anne S. Whitten 1998 Spouse NIM-CRUT         01/08/99          770             35.00
                                           dated October 27, 1998

       Anne S. Whitten            Anne S. Whitten 1998 Spouse NIM-CRUT         01/11/99         1,153            35.13
                                           dated October 27, 1998

       Anne S. Whitten            Anne S. Whitten 1998 Spouse NIM-CRUT         01/12/99         1,923            36.00
                                           dated October 27, 1998

       Anne S. Whitten            Anne S. Whitten 1998 Spouse NIM-CRUT         01/13/99         1,923            35.00
                                           dated October 27, 1998

       Anne S. Whitten            Anne S. Whitten 1998 Spouse NIM-CRUT         01/14/99         1,538            36.50
                                           dated October 27, 1998

       Anne S. Whitten            Anne S. Whitten 1998 Spouse NIM-CRUT         01/14/99          385             36.75
                                           dated October 27, 1998

       Anne S. Whitten            Anne S. Whitten 1998 Spouse                  01/15/99          192             37.00
                                           NIM-CRUT dated
                                           October 27, 1998

       Anne S. Whitten            Anne S. Whitten 1998 Spouse NIM-CRUT         01/19/99         1,731            37.88
                                           dated October 27, 1998

       Anne S. Whitten            Anne S. Whitten 1998 Spouse NIM-CRUT         01/19/99          769             38.00
                                           dated October 27, 1998

       Anne S. Whitten            Anne S. Whitten 1998 Spouse NIM-CRUT         01/19/99          384             38.25
                                           dated October 27, 1998

       Anne S. Whitten            Anne S. Whitten 1998 Spouse NIM-CRUT         01/19/99          385             38.00
                                           dated October 27, 1998

       Anne S. Whitten            Anne S. Whitten 1998 Spouse NIM-CRUT         01/19/99          385             38.13
                                           dated October 27, 1998

       Anne S. Whitten            Anne S. Whitten 1998 Spouse NIM-CRUT         01/20/99         1,923            38.50
                                           dated October 27, 1998

       Anne S. Whitten            Anne S. Whitten 1998 Spouse NIM-CRUT         01/20/99          540             39.00
                                           dated October 27, 1998

     CUSIP No.   582266 10 2          13D/A                         Page 59



                                                                                      Number of
                                                                               Date of        Shares of        Price per
           Reporting Person                        Trust                     Transaction     Common Stock        Share
           ----------------                        -----                     -----------     ------------      ---------

       Anne S. Whitten            Anne S. Whitten 1998 Spouse NIM-CRUT         01/25/99          769             39.00
                                           dated October 27, 1998

       John W. Sparks             John W. Sparks 1998 Spouse CRUT dated        01/08/99          769             35.00
                                           October 27, 1998

       John W. Sparks             John W. Sparks 1998 Spouse CRUT dated        01/11/99         1,154            35.13
                                           October 27, 1998

       John W. Sparks             John W. Sparks 1998 Spouse CRUT dated        01/12/99         1,923            36.00
                                           October 27, 1998

       John W. Sparks             John W. Sparks 1998 NIM-CRUT dated           01/13/99         1,923            35.00
                                           October 27, 1998

       John W. Sparks             John W. Sparks 1998 NIM-CRUT dated           01/14/99         1,538            36.50
                                           October 27, 1998

       John W. Sparks             John W. Sparks 1998 NIM-CRUT dated           01/14/99          385             36.75
                                           October 27, 1998

       John W. Sparks             John W. Sparks 1998 NIM-CRUT dated           01/15/99          192             37.00
                                           October 27, 1998

       John W. Sparks             John W. Sparks 1998 NIM-CRUT dated           01/19/99         1,731            37.88
                                           October 27, 1998

       John W. Sparks             John W. Sparks 1998 NIM-CRUT dated           01/19/99          769             38.00
                                           October 27, 1998

       John W. Sparks             John W. Sparks 1998 NIM-CRUT dated           01/19/99          384             38.25
                                           October 27, 1998

       John W. Sparks             John W. Sparks 1998 NIM-CRUT dated           01/19/99          385             38.00
                                           October 27, 1998

       John W. Sparks             John W. Sparks 1998 NIM-CRUT dated           01/19/99          385             38.13
                                           October 27, 1998

       John W. Sparks             John W. Sparks 1998 NIM-CRUT dated           01/20/99         1,923            38.50
                                           October 27, 1998

       John W. Sparks             John W. Sparks 1998 NIM-CRUT dated           01/20/99          538             39.00
                                           October 27, 1998

       John W. Sparks             John W. Sparks 1998 NIM-CRUT dated           01/25/99          770             39.00
                                           October 27, 1998

     CUSIP No.   582266 10 2          13D/A                         Page 60



                                                                                      Number of
                                                                               Date of        Shares of        Price per
           Reporting Person                        Trust                     Transaction     Common Stock        Share
           ----------------                        -----                     -----------     ------------      ---------

       Christina S. Duncan        Christina S. Duncan 1998 Spouse CRUT         01/08/99          769             35.00
                                           dated October 27, 1998

       Christina S. Duncan        Christina S. Duncan 1998 Spouse CRUT         01/11/99         1,154            35.13
                                           dated October 27, 1998

       Christina S. Duncan        Christina S. Duncan 1998 Spouse CRUT         01/12/99         1,923            36.00
                                           dated October 27, 1998

       Christina S. Duncan        Christina S. Duncan 1998 Spouse CRUT         01/13/99         1,923            35.00
                                           dated October 27, 1998

       Christina S. Duncan        Christina S. Duncan 1998 Spouse CRUT         01/14/99         1,539            36.50
                                           dated October 27, 1998

       Christina S. Duncan        Christina S. Duncan 1998 Spouse CRUT         01/14/99          384             36.75
                                           dated October 27, 1998

       Christina S. Duncan        Christina S. Duncan 1998 Spouse CRUT         01/15/99          192             37.00
                                           dated October 27, 1998

       Christina S. Duncan        Christina S. Duncan 1998 Spouse CRUT         01/19/99         1,730            37.88
                                           dated October 27, 1998

       Christina S. Duncan        Christina S. Duncan 1998 Spouse CRUT         01/19/99          770             38.00
                                           dated October 27, 1998

       Christina S. Duncan        Christina S. Duncan 1998 Spouse CRUT         01/19/99          385             38.25
                                           dated October 27, 1998

       Christina S. Duncan        Christina S. Duncan 1998 Spouse CRUT         01/19/99          385             38.00
                                           dated October 27, 1998

       Christina S. Duncan        Christina S. Duncan 1998 Spouse CRUT         01/19/99          384             38.13
                                           dated October 27, 1998

       Christina S. Duncan        Christina S. Duncan 1998 Spouse CRUT         01/20/99         1,923            38.50
                                           dated October 27, 1998

       Christina S. Duncan        Christina S. Duncan 1998 Spouse CRUT         01/20/99          538             39.00
                                           dated October 27, 1998

       Christina S. Duncan        Christina S. Duncan 1998 Spouse              01/11/99         1,154            35.13
                                  CRUT dated October 27, 1998

       Christina S. Duncan        Christina S. Duncan 1998 Spouse CRUT         01/25/99          770             39.00
                                           dated October 27, 1998

       The Lumpkin Foundation     N/A                                          01/08/99          769             35.00

     CUSIP No.   582266 10 2          13D/A                         Page 61



                                                                                      Number of
                                                                               Date of        Shares of        Price per
           Reporting Person                        Trust                     Transaction     Common Stock        Share
           ----------------                        -----                     -----------     ------------      ---------

       The Lumpkin Foundation     N/A                                          01/11/99         1,154            35.13

       The Lumpkin Foundation     N/A                                          01/12/99         1,924            36.00

       The Lumpkin Foundation     N/A                                          01/13/99         1,923            35.00

       The Lumpkin Foundation     N/A                                          01/14/99         1,538            36.50

       The Lumpkin Foundation     N/A                                          01/14/99          385             36.75

       The Lumpkin Foundation     N/A                                          01/15/99          192             37.00

       The Lumpkin Foundation     N/A                                          01/19/99         1,731            37.88

       The Lumpkin Foundation     N/A                                          01/19/99          769             38.00

       The Lumpkin Foundation     N/A                                          01/19/99          384             38.25

       The Lumpkin Foundation     N/A                                          01/19/99          385             38.00

       The Lumpkin Foundation     N/A                                          01/19/99          385             38.13

       The Lumpkin Foundation     N/A                                          01/20/99         1,923            38.50

       The Lumpkin Foundation     N/A                                          01/20/99          538             39.00

       The Lumpkin Foundation     N/A                                          01/25/99          769             39.00


             Except for these transactions, none of the Reporting Persons or to their knowledge any of the other Former CCI Shareholders has effected any transaction in the Common Stock during the past 60 days. The Reporting Persons have no information as to whether any of the other 1997 Principal Stockholders has effected any other transactions in the Common Stock during the past 60 days.

             (d)  Not applicable.

             (e)  Not applicable.

   Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

             The 1997 Principal Stockholders (including the
   Reporting Persons) and the Company have, with respect to the respective shares of capital stock of the Company owned by each such 1997 Principal Stockholder (exclusive of shares transferred to such stockholder after September 24, 1998), (exclusive of shares

   CUSIP No.   582266 10 2          13D/A                         Page 62



   transferred to such stockholder after September 24, 1998), entered into the 1997 Stockholders' Agreement, effective September 24, 1997. Pursuant to the 1997 Stockholders' Agreement, each of the distributees of shares from a 1993 Grantor Retained Annuity Trust (as described in Item 5(c) above) and Gail Gawthrop Lumpkin have agreed, as a condition to the transfer of the shares, to be bound by the terms of the 1997 Stockholders' Agreement. The 1997 Stockholders' Agreement provides that each 1997 Principal Stockholder, for so long as such 1997 Principal Stockholder owns at least 10% (treating Richard A. Lumpkin and the other Former CCI Shareholders as a single 1997 Principal Stockholder for this purpose) of the outstanding capital stock of the Company (but in no event longer than three years), shall vote such 1997 Principal Stockholder's stock and take all action within its power to: (i) establish the size of the Board of Directors of the Company at up to eleven directors; (ii) cause to be elected to the Board of Directors of the Company one director designated by IES (for so long as IES owns at least 10% of the outstanding capital stock of the Company); (iii) cause to be elected to the Board of Directors of the Company one director designated by MHC (for so long as MHC owns at least 10% of the outstanding capital stock of the Company); (iv) cause Richard A. Lumpkin to be elected to the Board of Directors of the Company (for so long as Mr. Lumpkin and the other Former CCI Shareholders collectively own at least 10% of the outstanding capital stock of the Company); (v) cause to be elected to the Board of Directors of the Company three directors who are executive officers of the Company designated by Clark E. McLeod (for so long as Clark E. McLeod and Mary E. McLeod own at least 10% of the outstanding capital stock of the Company); and (vi) cause to be elected to the Board of Directors of the Company four non-employee directors nominated by the Board of Directors of the Company.

             The 1997 Stockholders' Agreement also provides that, for a period which ended September 24, 1998, subject to certain exceptions, the 1997 Principal Stockholders (including the Reporting Persons) would not sell or otherwise dispose of any equity securities of the Company without the consent of the Board of Directors of the Company.

             The foregoing description of the 1997 Stockholders'
   Agreement is qualified in its entirety by reference to the 1997 Stockholders' Agreement which was filed as an exhibit to the original filing of this Schedule and is incorporated herein by reference.

             The 1998 Principal Stockholders and the Company have, with respect to the respective shares of capital stock of the Company owned by each such 1998 Principal Stockholder, entered into the 1998
   Stockholders' Agreement, effective November 18, 1998.

             The 1998 Stockholders' Agreement provides that until
   December 31, 2001 (the "Expiration Date"), the 1998 Principal
   Stockholders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly,

   CUSIP No.   582266 10 2          13D/A                         Page 63



   ("Transfer"), any equity securities of the Company, or any other securities convertible into or exercisable for such equity securities, beneficially owned by such 1998 Principal Stockholder without receiving the prior written consent of the Board of Directors of the Company, except for certain permitted transfers as provided under the 1998 Stockholders' Agreement. The 1998 Stockholders' Agreement further provides that the Board of Directors shall determine on a quarterly basis commencing with the quarter ending December 31, 1998 and ending on the Expiration Date, the aggregate number, if any, of shares of Common Stock (not to exceed in the aggregate 150,000 shares per quarter) that the 1998 Principal Stockholders may Transfer during certain designated trading periods following the release of the Company's quarterly or annual financial results.

             The 1998 Stockholders' Agreement provides that to the extent the Board of Directors grants registration rights to a Principal Stockholder in connection with a Transfer of securities of the Company by such Principal Stockholder, it will grant similar registration rights to the other parties as set forth in the 1998 Stockholders' Agreement. In addition, the 1998 Stockholders' Agreement provides that the Board of Directors shall determine on an annual basis commencing with the year ending December 31, 1999 and ending on the Expiration Date (each such year, an "Annual Period"), the aggregate number, if any, of shares of Common Stock (not to exceed in the aggregate on an annual basis a number of shares equal to 15% of the total number of shares of Common Stock beneficially owned by the 1998 Principal Stockholders as of December 31, 1998) (the "Registrable Amount"), to be registered by the Company under the Securities Act, for Transfer by the 1998 Principal Stockholders. The 1998 Stockholders' Agreement also provides that in any underwritten primary offering (other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor forms thereto or other form which would not permit the inclusion of shares of Common Stock of the 1998 Principal Stockholders), the Company will give written notice of such offering to the 1998 Principal Stockholders and will undertake to register the shares of Common Stock of such parties up to the Registrable Amount, if any, as determined by the Board. The 1998 Stockholders' Agreement provides that the Company may subsequently determine not to register any shares of the 1998 Principal Stockholders under the Securities Act and may either not file a registration statement or otherwise withdraw or abandon a registration statement previously filed.

             The 1998 Stockholders' Agreement terminates on the Expiration Date. In addition, if during any Annual Period the Company has not provided a 1998 Principal Stockholder a reasonable opportunity to Transfer pursuant to the registration of securities under the Securities Act or pursuant to certain other provisions of the 1998 Stockholders' Agreement on the terms therein specified an aggregate number of shares of Common Stock equal to not less than 15% of the total number of shares of Common Stock beneficially owned by such 1998

   CUSIP No.   582266 10 2          13D/A                         Page 64



   Principal Stockholder as of December 31, 1998, then such 1998
   Principal Stockholder may terminate the 1998 Stockholders' Agreement as applied to such 1998 Principal Stockholder within 10 business days following the end of any such Annual Period.

             The 1998 Stockholders' Agreement also contains provisions relating to the designation and election of directors to the Company's Board of Directors which provisions take effect on the terms and under the circumstances specified therein.

             The foregoing description of the 1998 Stockholders'
   Agreement is qualified in its entirety by reference to the 1998 Stockholders' Agreement which was filed as an exhibit to the Company's Current Report on Form 8-K, filed on November 19, 1998, and is incorporated herein by reference.

             In connection with the Company's pending acquisition of Ovation Communications, Inc. ("Ovation"), the Company, IES Investments Inc., Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin and Gail G. Lumpkin have entered into the 1999 Stockholders' Agreement with certain Stockholders of Ovation pursuant to which, among other things, such Ovation stockholders agree to certain restrictions on the transfer of Common Stock and the designation and election of directors to the Company's Board of Directors. On or about January 26, 1999, the other former CCI shareholders who are parties to the 1998 Stockholders' Agreement, along with certain permitted transferees, also became parties to the 1999 Stockholders' Agreement.

             The foregoing description of the 1999 Stockholders'
   Agreement is qualified in its entirety by reference to the 1999 Stockholders' Agreement which was filed as an exhibit to the Company's current Report on Form 8-K, filed on January 14, 1999, and is incorporated herein by reference.

             On or about October 28, 1998, the trustees of the charitable remainder unitrusts named Steven L. Grissom as agent with respect to the sale of shares from those trusts.

             On or about November 23, 1998, the trustees of the 1990 Personal Income Trusts named Richard A. Lumpkin as agent with respect to the shares of those trusts.

             Steven L. Grissom participates in the Company's Employee Stock Purchase Plan . Pursuant to such plan, he acquired 806 shares of Common Stock on January 4, 1999 at approximately $27.90 per share.


   Item 7.   Materials to be Filed as Exhibits.

             1. Stockholders' Agreement dated as of June 14, 1997, among the Company, Former CCI Shareholders, (including the Reporting Persons), IES, Midwest Capital Group, Inc., MHC, Clark E. McLeod and Mary E. McLeod, together with Amendment No. 1 to Stockholders' Agreement dated as of September 19, 1997. (Incorporated by reference

   CUSIP No.   582266 10 2          13D/A                         Page 65



   to the Exhibit of the same number to the original Schedule 13D, filed October 6, 1997.)

             2. Stockholders' Agreement, dated as of November 18, 1998, among the Company, IES, Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin, Gail G. Lumpkin and certain former CCI shareholders and certain permitted transferees of former CCI shareholders listed on
   Schedule I thereto. (Incorporated by reference to the Exhibit 99.1 of the Company's Current Report on Form 8-K, filed on November 19, 1998.)

             3. Stockholders' Agreement, dated as of January 7, 1999, among the Company, IES, Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin, Gail G. Lumpkin, M/C Investors L.L.C. and Media/Communications Partners II Limited Partnership. (Incorporated by reference to the Exhibit 4.1 of the 8-K, filed by the Company on January 14, 1999).

             4. Power of Attorney, made by Christina S. Duncan on December 9, 1998, authorizing Steven L. Grissom to act on her behalf with respect to filings with the Securities and Exchange Commission.

             5.   Joint Filing Agreement set forth below.

   CUSIP No.   582266 10 2          13D/A                         Page 66



                           JOINT FILING AGREEMENT

             By signing this Schedule 13D/A below, each of the Reporting Persons agrees pursuant to Rule 13d-1(f) that this Amendment to
   Schedule 13D is filed on behalf of each Reporting Person.

                                  SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

             Date:     January 27, 1999


                                 Mary Lee Sparks


                                 Anne R. Whitten



                                 Barbara S. Federico


                                 Christina S. Duncan*
                                 By:  Steven L. Grissom
                                      Attorney in Fact


                                 John W. Sparks


                                 Steven L. Grissom

   *    See Exhibit 1

   CUSIP No.   582266 10 2          13D/A                         Page 67



                                                                EXHIBIT 1

                              POWER OF ATTORNEY
                              -----------------


             Power of Attorney made this 9th day of December, 1998:

             I, CHRISTINA S. DUNCAN of 194 North Bald Hill Road, New Canaan, Connecticut 06840, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person,

   CUSIP No.   582266 10 2          13D/A                         Page 68



   partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                 /s/ Christina S. Duncan
                                 -----------------------------------
                                 Principal

   Specimen signature of my attorney:

   ----------------------------- -----------------------------------
   Steven L. Grissom             Principal (as witness to attorney's
                                 signature)

   STATE OF CONNECTICUT     )
                            ) ss
   COUNTY OF FAIRFIELD      )


             I, a Notary Public, in and for said County and State, hereby certify that CHRISTINA S. DUNCAN, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he/she signed that instrument as his/her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 7th day of December, 1998.

                                      /s/ Mary Ann Bancroft
                                      -----------------------------
                                          Mary Ann Bancroft
                                          Notary Public

   This document was prepared by:  Mary Ann Bancroft
   Debra L. Stetter                Notary Public
   Schiff Hardin & Waite           My Commission expires January 31, 2003
   6600 Sears Tower
   Chicago, Illinois 60606

   CUSIP No.   582266 10 2          13D/A                         Page 69



                                 SCHEDULE A

        The following information sets forth the name, business or residence address and present principal occupation of the Former CCI Shareholders (including the Reporting Persons) and includes each of the directors and executive officers of The Lumpkin Foundation (the "Foundation"). Except as set forth in Item 5 of this Schedule 13D/A, none of the directors or executive officers of the Foundation is the beneficial owner of any Common Stock of the Company.


             Name                             Occupation                                Address
             ----                             ----------                                -------
       Susan T. DeWyngaert                 Physician                           335 South 7th Street
                                                                               Philadelphia, Pennsylvania 19106

       Christina L. Duncan                 Homemaker; (Director of the         194 North Bald Hill Road
       (aka Christina Sparks Duncan)       Foundation)                         New Canaan, Connecticut 06840
       Barbara L. Federico                 Homemaker                           4840 Ashville Bay Road
       (aka Barbara Sparks Federico)                                           Ashville, New York 14710

       Steven L. Grissom                   Treasurer of Illinois               Consolidated Communications/McLeodUSA
                                           Consolidated Telephone Company      121 South 17th Street
                                                                               Mattoon, Illinois 61938

       David R. Hodgman                    Attorney                            Schiff Hardin & Waite
                                                                               7300 Sears Tower
                                                                               Chicago, Illinois 60606
       Joseph J. Keon III                  Owner of Parissound                 c/o Keon Associates
                                           Communications, Author/             16 Miller Avenue, Suite 203
                                           Filmmaker                           Mill Valley, California  94941

       Liese A. Keon                       Management Consultant               2868 South Lakeridge Trail
                                                                               Boulder, Colorado 80302

       Margaret L. Keon                    Owner of Keon Associates, Career    c/o Keon Associates
                                           Consultant; (Director and Vice      16 Miller Avenue, Suite 203
                                           President of the Foundation)        Mill Valley, California  94941

       Margaret Lynley Keon                Investment Banker                   56 Bourne St.
                                                                               London, England SW1W8JD
       Benjamin I. Lumpkin                 Graduate Student                    1316 West Howard St., #1
                                                                               Chicago, Illinois  60626

       Elizabeth L. Celio (aka             Director of the Foundation          815 Columbian
       Elizabeth A. Lumpkin)                                                   Oak Park, Illinois 60302

     CUSIP No.   582266 10 2          13D/A                         Page 70



             Name                             Occupation                                Address
             ----                             ----------                                -------

       Richard A. Lumpkin                  Chief Executive Officer of          Illinois Consolidated Telephone Company
                                           Illinois Consolidated Telephone     121 South 17th Street
                                           Company; Vice Chairman of           Mattoon, Illinois  61938
                                           McLeodUSA Incorporated (Director
                                           and Treasurer of the Foundation)

       John W. Sparks                      Owner of Knave of All Trades,       229 Saavedra, S.W.
                                           Cabinet Maker/Construction          Albuquerque, New Mexico 87105

       Mary Lee Sparks                     Homemaker; (Director and            2438 Campbell Road, N.W.
                                           President of the Foundation)        Albuquerque, New Mexico 87104

       Pamela Keon Vitale                  Keon Associates, Career             c/o Keon Associates
                                           Consultant; (Director of the        16 Miller Avenue, Suite 203
                                           Foundation)                         Mill Valley, California  94941

       Anne R. Whitten                     Homemaker                           38 Goodhue Road
       (aka Anne Sparks Whitten)                                               Windham, New Hampshire 03087
